Exhibit 99.1

Loan Agreement

by Certified Private Agreement

BETWEEN

UniCredit Corporate Banking S.p.A.

As Lending Party

AND

KEMET CORPORATION

As Beneficiary

1

INDEX

1.	INTERPRETATION	2

2.	LOAN	2

3.	CONDITIONS PRECEDENT	2

4.	DISBURSEMENT	3

5.	INTEREST PERIOD	3

6.	INTEREST RATE AND FEES	3

7.	ORDINARY REPAYMENT	5

8.	AUTOMATIC CANCELLATION. PREPAYMENT. MANDATORY REPAYMENT	6

9.	PAYMENTS	7

10.	TAXES, FISCAL CHARGES AND COSTS	8

11.	HIGHER CHARGES	8

12.	TAX CREDITS	9

13.	DECLARATIONS AND GUARANTEES	9

14.	BENEFICIARY OBLIGATIONS	9

15.	LOAN GUARANTEES	9

16.	SIGNIFICANT EVENTS	10

17.	REMEDIES IN CASE OF SIGNIFICANT EVENT	10

18.	ELIMINATED [indemnity removed]	11

19.	PROOF OF CREDIT	11

20.	VOLUNTARY SET-OFF	11

21.	AGREEMENT AND FINANCIAL DOCUMENTS EFFECTIVENESS	11

22.	ASSIGNMENTS AND TRANSFERS	11

23.	INFORMATION DISCLOSURE	12

24.	PROTECTION AND WAIVERS	13

25.	PARTIAL INVALIDITY	13

26.	COMMUNICATIONS	13

27.	LENDING BANKS AND THE OFFICE OF THE AGENT BANK	14

28.	GOVERNING LAW AND JURISDICTION	15

29.	SUNDRY	15

1

LOAN AGREEMENT BY CERTIFIED PRIVATE AGREEMENT

BETWEEN:

UNICREDIT CORPORATE BANKING S.P.A. with registered office and Senior management at 1, Via Garibaldi, Verona, Italy, fully paid share capital Euro 4,107,904,696.00 (four billion one hundred and seven million nine hundred and four thousand six hundred ninety-six/00 Euro), fiscal code, VAT number and Enrolment in the Register of Companies of Verona at no. 03656170960, ABI code 3226.8, enrolled in the Register of Banks and member of UniCredit Bank Group, enrolled in the Register of Bank Groups at no. 3135 (hereinafter referred to as just “UniCredit”, “Lending Party”, or else “Agent Bank”) in the persons of Mr. Daniele Di Anselmo, born in Terni on 11 June 1964 and Mr. Claudio Chiosi born in Bologna on 15 March 1966, Managers, in their respective capacity of Director and Manager in charge of the Bologna Joint Management, authorized for this Agreement by virtue of the powers assigned thereto through power of attorney, granted by Mr. Mario Fertonani, born in Mantua on 3 September 1933 and domiciled for the appointment as above, in his capacity as Chairman of the Board of Directors of the aforesaid Bank, under hand and seal of Notary Marco Cicogna of Verona on 2 January 2003, directory no. 87071/6486, registered at the Italian Inland Revenue Office of Verona 1, on 7 January 2003 at no. 37, attached as certified copy under letter “A” to my previous deed dated 6 June 2003 directory no. 95083/21990 registered in Bologna 3 on 19 June 2003 at no. 2894/1T;

- on one side -

AND

KEMET CORPORATION with registered office at 2835, Kemet Way, Simpsonville, South Carolina, in the United States of America, fiscal code (Federal Tax Identification) no. 57-0923789 (hereinafter referred to as “Beneficiary”), in the person of Mr. Marco Uberti born in Bologna on 8 June 1953, domiciled for this appointment at the corporate office, authorized for this Agreement by virtue of the powers assigned thereto through special certified power of attorney dated 24 September 2008, with appropriate apostille, the original version of which is attached hereto under letter “A”, together with Italian translation of the portion of the text in English.

- on the other side -

WHEREAS

(A)                           At the Stipulation Date of this Agreement, a factoring agreement (the “Factoring Agreement”) is being negotiated between the Beneficiary and UniCredit Factoring S.p.A., for the maximum amount of Euro 35,000,000.00 (thirty-five million/00), whose main terms & conditions are listed in the Letter of Engagement and in the Term Sheet signed on 16 September 2008 (hereinafter “Letter of Engagement” and “Term Sheet” respectively).

(B)                             The Beneficiary asked UniCredit whether it is willing to organize a financial intervention for the maximum amount of Euro 60,000,000.00 (sixty million/00) (hereinafter the “Loan”), on the basis of the Letter of Engagement and the Term Sheet.

(C)                             Unicredit has organized the Loan in compliance with the applicable provisions relating to land credit, and included in article 38 and thereafter of Legislative Decree of 1 September 1993 no. 385. Unicredit relied on the truthfulness, completeness and congruence of the economic, financial and juridical information and data supplied by the Beneficiary, as well as on the issuing of guarantees and the assumption of the obligations under this Agreement and/or the other Financial Documents (as defined below).

(D)                            The financial conditions and a summary of the main clauses of this Agreement are outlined in the Summary Document, attached under letter “B”, which the Beneficiary declares to have read, know and approve.

Now therefore the appearing parties, represented as above, agree as follows (the recitals, together with annexes, being an integral and substantive part of this Agreement):

1.                                      INTERPRETATION

1.1                              Terms

In this Agreement, the terms with capital initials have the meanings specified for each of them in annex 1.1 or in other parts of this Agreement, too.

1.2                              References

In this Agreement, every reference to the terms specified in annex 1.2 shall be construed as specified in said annex, unless otherwise specified in this Agreement.

1.3                              Recitals, indexes and headings

The Recitals and the annexes are an integral and substantive part of this Agreement. The indexes of articles and the headings of annexes to this Agreement have been included simply for facilitating consultation, and shall not be taken into consideration for the purpose of interpreting their contents.

2.                                   LOAN

2.1                              Credit Facility

The Lending Party grants the Beneficiary, which accepts, the Loan for a total amount that does not exceed the Maximum Amount, divided into several Facilities, as follows:

(A)                               land facility for the maximum amount of Euro [18,000,000.00 (eighteen million/00)] with the specified duration and for the purpose set forth in articles 2.2 and 2.3 respectively (hereinafter “Facility A”);

(B)                                 facility for the maximum amount of Euro [42,000,000.00 (forty-two million/00)], with the specified duration and for the purpose set forth in articles 2.2 and 2.3 respectively (hereinafter “Facility B”).

2.2                              Loan Duration

The duration of the Loan is established as up to 1 April 2013.

2.3                              Purpose of the Loan

The amounts which the Lending Party will disburse to the Beneficiary pursuant to this Agreement, depending on both Facilities, shall be used by the Beneficiary solely to reduce its overall indebtedness of Euro 96,800,00.00 (ninety-six million eight hundred thousand/00) at the Stipulation Date with respect to UniCredit and its group: the Pre-existing Indebtedness.

2.4                              Disbursement currency

The Loan shall be disbursed in Euro.

3.                                   CONDITIONS PRECEDENT

3.1                              The Loan availability to the Beneficiary within the Availability Period and, as a consequence, the obligation of the Lending Party to disburse the Loan, are conditional on the occurrence, within the

Disbursement Date, of the terms and conditions illustrated in annex 3.1, without prejudice to the Lending Party’s right to exercise discretionary waiver of one or more of the aforesaid conditions precedent, thus enabling disbursement also in their absence.

4.                                      DISBURSEMENT

The Loan may be used by the Beneficiary within the Availability Period through delivery to the Lending Party of a Disbursement Request, in compliance with the draft set forth in annex 4, duly filled out and signed by an authorized representative of the Beneficiary, without prejudice to the following:

(A)                           The Loan may be used solely by cash outright for both Facilities.

(B)                             The Disbursement Requests, concerning each Facility, shall be received by the Agent Bank at least 3 (three) Working Days before the requested Disbursement Date (this deadline may be waived by the Agent Bank as it sees fit) and in any case, within the Period of Availability.

(C)                             The Disbursement Requests, once received by the Lending Party, shall be irrevocable for the Beneficiary and shall be executed on the day reported in the Disbursement Request as Disbursement Date, subject to the conditions reported in annex 3.1.

(D)                            Every Drawdown will be disbursed to the Current Account.

(E)                              Fees will be immediately deducted from each disbursed Drawdown in accordance with the amount reported in the Fee Letter included in annex 4(E).

(F)                              At the time of Disbursement of every amount concerning the Facilities, the Beneficiary shall stipulate a specific Disbursement Declaration and Receipt, essentially in the form provided in annex 4(F), notarised and apostilled in compliance with the Beneficiary’s legal system and applicable regulations, if required. The Beneficiary pledges to deliver the Agent Bank a copy of each Declaration of Disbursement and Receipt, within 10 (ten) days as of the related Disbursement Date.

(G)                             The Agent Bank shall have the right to refuse any further disbursement in relation to the Loan upon occurrence of a Significant Event pursuant to the Agreement, without prejudice to the Agent Bank’s right to rescind this Agreement in accordance with article 17.1 below.

5.                                   INTEREST PERIOD

5.1                              The Interest Period shall be six months and shall start as of the Disbursement Date of each Drawdown. It shall be calculated as follows:

(A)                           the first Interest Period shall last until 1 April 2009;

(B)                             the second and the following Interest Periods shall last six months, expiring on 1 April and 1 October respectively of every year; and

(C)                             the last Interest Period shall in any case expire at the Maturity Date. .

6.                                      INTEREST RATE AND FEES

6.1                                Interest Rate Determination

(A)                           The Beneficiary shall pay the Lending Party interest on the amounts actually disbursed concerning each Facility, at an interest rate equalling the EURIBOR for the periods corresponding to the Interest Period, increased by the Margin (hereinafter the “Interest Rate”).

(B)                             The Annual Percentage Rated (APR), calculated in compliance with the regulations on the Effective Global Annual Rate, pursuant to article 122 of the Consolidated Banking Act and related implementation regulations, as of today’s date amounts to [ 8.138% in relation to Facility A and  to 8.138% in relation to Facility B], on the basis of 6 (six) month EURIBOR.

(C)                             All interest shall be calculated on the real number of days included in the Interest Period, on the basis of one business year of 360 (three hundred and sixty) days.

6.2                              Interest Rate Calculation

The Interest Rate applicable to the Facilities, determined as above, shall be calculated by the Agent Bank at every Determination Date, and shall be notified to the Beneficiary in writing within 15 (fifteen) Working Days after the beginning date of the related Interest Period.

6.3                              Interest Rate Payment

The amounts due for interest shall be paid by the Beneficiary at each Interest Payment Date.

6.4                              Default Interest

(A)                           In the event of failure to make full and punctual payment of the amounts due by the Beneficiary in compliance with this Agreement, for principal, interest or other account, the Beneficiary shall pay default interest on the unpaid amount. Default Interest shall be determined on the basis of the Interest Rate plus further 200 basis points equalling 2% (two percent) per year (hereinafter the “Default Interest”)

(B)                             Default Interest shall automatically begin to accrue, with no need for notification or placing in default, but simply because of the expiry of the term, and shall be applied from the date of missed payment until the date of real payment. Periodic capitalization of Default Interest is not allowed.

6.5                              Usurious Rates

If the Interest Rate (as possibly increased pursuant to article 6.4 of the Agreement) is in breach of the provisions of Law of 7 March 1996 no. 108 and subsequent amendments and integrations, the Interest Rate (as possibly increased pursuant to article 6.4) shall equal the rate that corresponds at the time to the maximum limit permitted by the law.

6.6                              Fees

The Beneficiary pledges to pay the outstanding amount of Fees pursuant to previous article 4 (E); moreover, the Beneficiary pledges to pay the fee specified below, with the understanding that the Beneficiary shall not pay breakage costs and/or any Waiver Fee and/or other costs and/or expenses in relation to the repayment of the Pre-existing Indebtedness and to the stipulation of this Agreement.

Waiver Fee

In case essential changes or exceptions are granted in relation to the Financial Documents, including, for instance, changes or exceptions to the Financial Covenants and/or to the obligations provided in the Financial Documents, a lump-sum Waiver Fee shall be due to the Lending Party (i.e. just once for every change or exception requested). The amount of said Fee shall equal Euro 20,000.00 (twenty thousand/00). It is understood that nothing in this Agreement shall be construed as giving the Beneficiary the right to obtain changes or exceptions to the Agreement, since such decision solely depends on the Lending Party. It is understood that in the event of Swap Transaction no Wavier Fee shall be due.

6.7                              Alternative Rates

(A)                           Missed EURIBOR determination

In case of missed EURIBOR determination, the Interest Rate shall be established in relation to the simple average of the interbank rates quoted by the Reference Banks within 3:30 p.m. (Central Europe Time) of the Determination Date. If one of the Reference Banks does not quote the interbank rate within 3:30 p.m. of the Determination Date, the Reference Rate shall be determined on the basis of the interbank rates of the other Reference Banks, without prejudice to the provisions of article 6.7(B) below of this Agreement.

(B)                             Alternative Rates

If the Interest Rate has to be established with reference to the interbank rates quoted by the Reference Banks and no Reference Bank or just one of them supplies such quotation within 3:30 p.m. of the Determination Date, the Agent Bank shall immediately inform the Beneficiary that the provisions of this article are operating; and if the competent monetary authority has fixed the applicable reference rate replacing EURIBOR peremptorily, such reference rate shall be applied.

In case such determination by competent monetary authority is missing, the Agent Bank shall communicate this together with the report under the previous paragraph of this article, and:

(1)                       in the following 5 (five) Working Days, the Beneficiary and the Agent Bank shall start negotiations for a period not exceeding 30 (thirty) days, in order to agree on a temporary reference rate alternative to the Interest Rate;

(2)                       until reaching an agreement pursuant to the previous paragraph, the Interest Rate will be determined by the Agent Bank on the basis of the real cost of the fund raising to be confirmed and notified in writing by the Agent Bank to the Beneficiary;

(3)                       in all the cases dealt with in this article, the alternative Interest Rate shall be increased by the Margin pursuant to article 6.1, without application of any penalty.

(C)                             Mandatory Prepayment

In case an agreement is not reached pursuant to article 6.7(B), within the term fixed in the article itself, this Agreement shall automatically terminate and the Loan shall have to be repaid by the Beneficiary through simple written request by the Agent Bank, within 30 (thirty) Working Days from the receipt by the Beneficiary of such repayment request from the Agent Bank. The Lending Party is entitled to waiver assertion of this termination clause.

7.                                   ORDINARY REPAYMENT

The Beneficiary pledges to repay each Facility in full, by means of principal instalments with a pre-amortization period (French style) included between the Disbursement Date and the last day of the month in which the Loan will be disbursed.

The first instalment of amortization will be included between the day after the last day of the month in which the Loan will be disbursed and 1 April 2009. The remaining 8 (eight) amortization instalments will have a six-month duration equal to the Interest Period, i.e. maturing on 1 October and 1 April of each year.

The Lending Party undertakes to notify the Beneficiary, by the Disbursement Date, of the final amortization plan.

8.                                    AUTOMATIC CANCELLATION. PREPAYMENT. MANDATORY REPAYMENT

8.1                              Automatic Cancellation of the Loan

In case of failed Disbursement of the Loan by the end of the Availability Period, the Loan shall be automatically cancelled for the amount not used for each Facility. The Lending Party has the faculty to approve extension of the Availability Period for one or more Facilities through written notice, following written request by the Beneficiary.

8.2                              Mandatory Prepayment

(A)                           The Beneficiary shall repay the whole Loan in advance, without application of any penalty, in the cases specified in annex 8.2, within 30 (thirty) Working Days of occurrence of the event in question. The Lending Party has the faculty to approve the continuance of the Loan, even with new terms and conditions, by means of written notice. The new terms and conditions shall be negotiated by the Lending Party and the Beneficiary in good faith.

(B)                             The Beneficiary shall assign and ensure assignment of the amounts listed in annex 8.2 to even just partial prepayment of the Loan, without application of any penalty, within 30 (thirty days) of occurrence of the event in question.

The Beneficiary’s failure to fulfil the mandatory prepayment obligations pursuant to this article 8.2, will constitute a Significant Event.

8.3                              Optional Prepayment

(A)                           The Beneficiary, subject to written notice to the Agent Bank of at least 5 (five) Working Days and by sending the Agent Bank a Prepayment Request pursuant to annex 8.3, shall be allowed to carry out Loan prepayments of principal, either partially or in full, for each Facility. The date fixed for early repayment shall coincide with an Interest Payment Date, and the Beneficiary shall pay the principal as well as the interest due.

(B)                             In case the aforesaid repayment is requested by the Beneficiary to the Agent Bank through written notice of less than 5 (five) Working Days, or does not coincide with an Interest Payment Date, the Beneficiary shall also pay the Lending Party breakage costs, calculated in accordance with the criterion specified under article 8.5 below.

(C)                             Partial prepayments shall be carried out by minimum amounts of Euro 500,000.00 (five hundred thousand/00) or higher, provided they are multiples of Euro 500,000.00 (five hundred thousand/00). Once sent to the Agent Bank, the repayment notice shall be irrevocable.

8.4                              Repaid Amounts

The Loan amounts repaid pursuant to articles 8.2 and/or 8.3 of this Agreement may not be used again. In case of partial mandatory and voluntary prepayment, they will be deducted from the principal instalments still to be repaid, from all the instalments in question and in proportion.

8.5                              Breakage costs

If the Beneficiary repays the Loan partially or in full, on a day which is not an Interest Payment Date, pursuant to articles 8.2 and/or 8.3, the Beneficiary shall pay the Agent Bank only an indemnity hereby conventionally arranged as an amount equalling the difference which would result between (i) the interest share calculated at the Interest Rate (excluding the Margin) which would have been due for the Interest Period in progress at the time of the prepayment, if the prepayment had not been carried out, and (ii) the interest share which the Lending Party might have received in the period ranging from the day in which the Lending Party obtained the amount relating to the repayment to the Interest Payment Date immediately following the date in which the prepayment was carried out, by depositing the previously repaid amount in a primary international bank. The nominal interest rate of the re-use Loan shall be the one in force for loans in the same currency, whose duration is the closest to the residual one for the Interest Period during which the prepayment was carried out.

9.                                   PAYMENTS

9.1                              Methods

All payments by the Beneficiary pursuant to this Agreement shall be carried out in compliance with the methods specified in payment notices sent by the Agent Bank from time to time. Even without the aforesaid payment notices, payments pursuant to this Agreement and with the methods described in it shall nevertheless remain regularly due by the Beneficiary.

9.2                              Objection raising prohibited

Pursuant to the restrictions provided in article 1462 of the Italian Civil Code, the Beneficiary’s obligation to pay the amounts due by way of repayment of principal, interest or for any other account, and in general, the Beneficiary’s fulfilment of any obligations under this Agreement shall not be suspended or delayed, not even in case of dispute or judicial dispute caused by the Beneficiary and/or third parties, or however based on any legislative, administrative or judicial measures. Every objection, including objection to set-off, may only be raised after the payment.

9.3                              Payment day

In case the payment date of an amount due pursuant to this Agreement is not a Working Day, the payment shall be regarded as due on the first Working Day immediately afterwards (unless such day is in the following month, in which case the payment shall be carried out on the Working Day prior to the actual maturity date).

9.4                              Payment allocation

Without prejudice to article 8.4 above, if the Agent Bank receives from the Beneficiary a payment whose amount is lower than the amounts due, the partial payment, regardless of the possible different allocation indicated by the subject carrying out the payment, shall be allocated as follows:

(A)                           first of all, to the amounts due by way of repayment of costs and expenses paid by the Lending Party in compliance with this Agreement, which have not already been paid by the Beneficiary;

(B)                             secondly, to the amounts due by way of interest accrued on the Loan (including any Default Interest) which have not already been paid by the Beneficiary;

(C)                             thirdly, to the amounts due as principal, pursuant to this Agreement, which have not already been paid by the Beneficiary; and

(D)                            and fourthly, to the amounts due for other reasons, pursuant to this Agreement, and which have not already been paid by the Beneficiary.

The Agent Bank shall have the faculty to change the allocation order of such payment by notifying such change to the Beneficiary within 3 (three) Working Days after receipt of a partial payment.

10.                            TAXES, FISCAL CHARGES AND COSTS

10.1                        Unless otherwise provided in this Agreement and/or in any of the other Financial Documents, any charges for taxes, withholding taxes, duties or expenses (including Costs) which should be applied in relation to this Agreement and/or any of the other Financial Documents, to the payments to be carried out on the basis of the same, or which should originate in case of judgement (except only for the charges relating to the direct taxes on the income of the Lending Party) shall be borne exclusively by the Beneficiary, even though such charge originated after the complete repayment of all amounts due pursuant to this Agreement and/or any of the other Financial Documents. In particular, the Beneficiary shall repay such charges to the Agent Bank within 30 (thirty) days of receipt by the Beneficiary of a written request sent by said Bank, through which such charges are certified and documented and the measures supporting such obligation are specified.

10.2                        If the charges mentioned above should be deducted from the amount of the payments which the Beneficiary should carry out in favour of the Agent Bank, pursuant to this Agreement and/or any of the other Financial Documents, the Beneficiary shall pay an additional amount to ensure that the Agent Bank receives a net amount equalling the amount which it would have received without the imposition of said charges. The Beneficiary shall not be required to pay such additional amount if, at the date in which the Beneficiary must make payments in favour of the Agent Bank pursuant to this Agreement and/or any of the other Financial Documents, the Lending Party is not or has ceased to be an Eligible Bank. The Lending Party shall collaborate with the Beneficiary in order to meet the legal requirements for the latter to be able to make the payments due pursuant to this Agreement, and/or any of the other Financial Documents, without any deduction or withholding.

10.3                        Furthermore, the Costs, as well as additional charges and VAT, if applicable, shall be entirely borne by the Beneficiary, in compliance with this Agreement and/or the other Financial Documents. The Beneficiary pledges to settle those costs directly within 30 (thirty) days of receipt by the Beneficiary of the related request, or to repay them promptly to the Agent Bank, upon the latter’s request and following the presentation of the related invoices, within 30 days of the related request.

10.4                        It is understood that no charge for taxes, duties, charges and expenses (including the related Costs) will be due from the Beneficiary in relation to assignment by a Lending Party pursuant to article 22 of this Agreement. For this purpose the Agent Bank undertakes to indemnify the Beneficiary with regard to each tax, duty, charge and expense (including the related Costs), reasonably and effectively incurred and duly documented, sustained by the latter as a result of an assignment made by a Lending Party.

11.                            HIGHER CHARGES

11.1                       After the Stipulation Date, in case of legislative changes or of any other measures of regulatory or administrative character implying a change in the current regulatory or normative situation, also of international character, including the European Union, and causing increases in costs or any charges (embracing also the case of lesser revenue due to changes in the reserve obligations imposed by rules of cautionary surveillance to the Lending Party) to be charged to the Lending Party in relation to the disbursed amount, not repaid pursuant to this Agreement, the Agent Bank shall inform the Beneficiary about that by writing, pointing out the measures originating such higher costs or charges. The Beneficiary shall promptly pay the additional amount of such higher costs or charges, since they were actually paid and duly certified by the Agent Bank within the 30 (thirty) days following the notification. In any case, that payment shall be made only until such higher costs or charges continue.

11.2                       In the cases provided in previous paragraph 11.1, the Lending Party hereby pledges, in good faith, to do all that is reasonably possible to limit such higher costs or charges.

11.3                       In the cases in article 11.1, the Beneficiary shall have the faculty to immediately carry out prepayment of the Drawdown or part of it, providing the Agent Bank with prompt written notice through specific Prepayment Request, without application of any penalty or breakage cost.

12.         TAX CREDIT

If the Lending Party obtained a tax credit following the Beneficiary’s payment of the additional amount pursuant to articles 10 and 11, the Lending Party should repay the Beneficiary an amount to be determined by the Lending Party in good faith, when the tax credit has been used by the Lending Party. Following such payment, said Lending Party should be in the same financial position, net of the tax effect, in which it would have been if the payment of any additional amount or indemnity had not been due.

13.         DECLARATIONS AND GUARANTEES

The Beneficiary declares and guarantees to the Lending Party that which is specified in annex 12, explicitly agreeing that such declarations and guarantees, insofar as applicable, are understood to be issued at the Stipulation Date and renewed, except for paragraph 1 (Corporate Structure) of annex 13 (Declarations and Guarantees) at each Disbursement Date, as well as at each Interest Payment Date occurring throughout the duration of this Agreement.

14.         BENEFICIARY OBLIGATIONS

Until full discharge of all the Lending Party’s credit claims originating from the Financial Documents, the Beneficiary pledges to fulfil the provisions of annex 14, thus promising also the third-party fact pursuant to article 1381 of the Italian Civil Code, any time an obligation to be fulfilled by a third party is mentioned.

15.         LOAN GUARANTEES

To guarantee the fulfilment of all the obligations deriving from this Agreement and/or the other Financial Documents, and in particular, to guarantee the repayment of the Loan principal, the payment of interests as well as default interest payment, expenses (including court expenses), insurance premiums, taxes and other Costs, including any other amounts which may represent a credit of the Lending Party in relation to the Agreement and/or the other Financial Documents, and/or rule of law (for cases such as enforcement of the acceleration clause, termination, withdrawal, revocation or annulment of this Agreement, too), the Beneficiary pledges to provide for the issue of Guarantees in favour of the Lending Party, as indicated below.

15.1        Deed of Pledge of Stocks

The Beneficiary undertakes to create a pledge on 100% (one hundred percent) of the share capital of Arcotronics Italia S.p.A. as per deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank.

15.2        Deed of Pledge of Shares

The Beneficiary undertakes to create a pledge on 100% (one hundred percent) of the share capital of Arcotronics Industries S.r.l. as per deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank.

15.3        Real Estate Mortgage

The Beneficiary undertakes to raise and/or have raised a Real Estate Mortgage on the Real Estate, pursuant to annex 15.3.

15.4        Credit Assignment

The Beneficiary undertakes to ensure execution of security assignment, through deed of assignment of credit as per deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank, of the European credits owed to the Beneficiary and to the Assigning Companies by the European debtors (the “European Debtors”), where assignable, as identified in greater detail in annex 15.4 bis hereto (hereinafter the “Credits”). Moreover, in signing this Agreement and the deeds of Credit Assignment, the Beneficiary also undertakes to ensure assignment of the credits, including future credits, owed by the European Debtors, which the Beneficiary and/or the other Assigning Companies, are or become holders in the future, with the related flows being channelled, within a reasonable time, to current accounts opened with UniCredit.

If for any reason the deeds of assignment stipulated before the Disbursement Date by the Beneficiary and/or the Assigning Companies are or become null, void or ineffectual for any reason, the Beneficiary undertakes, following written request from the Agent Bank, to promptly stipulate, or ensure stipulation, of new deeds of assignment that are valid and effective.

15.5        Integration of Guarantees

The Beneficiary undertakes to provide or ensure provision of, within the time limit of 30 (thirty) days from written request from the Agent Bank, guarantees on other assets, if the value of those already provided as security should be reduced for any reason and in such a way as to prove insufficient according to the latter’s reasonable judgment.

16.         SIGNIFICANT EVENTS

The occurrence of even one of the events, facts or circumstances set forth in annex 16, constitutes a Significant Event.

17.         REMEDIES IN CASE OF SIGNIFICANT EVENT

17.1       Enforcement of the acceleration clause; termination; withdrawal.

It is hereby agreed that the occurrence of even one Significant Event will give the Agent Bank the faculty, as the case may be:

(A)                           to assign the Beneficiary, in the cases in which the Significant Event that has occurred may be remedied, according to the unquestionable opinion of the Agent Bank, which shall act in accordance with the principles of good faith and reasonableness, a term of no less than 15 (fifteen) Working Days to completely remove the Significant Event and its prejudicial effects on the Beneficiary’s ability to repay the Loan; thereafter, in absence of full remedy, the Agent Bank shall have the faculty to apply the provisions set forth in the following points of this article;

(B)                             to withdraw from this Agreement by means of written notice to be sent to the Beneficiary through registered letter with receipt notice by the Agent Bank pursuant to article 26; and/or

(C)                             to enforce the acceleration clause against the Beneficiary, by means of written notice to be sent to the Beneficiary through registered letter with receipt notice by the Agent Bank pursuant to article 26, without judicial judgement being necessary in any case; and/or

(D)                            to declare the Agreement terminated by law pursuant to article 1456 of the Italian Civil Code as soon as the Beneficiary receives written notice through registered letter with receipt notice by the Agent Bank pursuant to article 26, through which the latter declares its intention to rely on this explicit termination clause.

The exercise of those faculties shall fully depend on the will of the Agent Bank, and shall produce the effects described under article 17.2 below.

17.2       Effects

In case of a withdrawal declaration, enforcement of the acceleration clause or withdrawal, and following written notice through which the Agent Bank communicates its intention to rely on the aforesaid remedies, the Beneficiary shall repay the Agent Bank, within 15 (fifteen) Working Days, the principal and any disbursed and not already repaid amounts, interests, and any other amount due pursuant to the Agreement and/or the other Financial Documents, including any Default Interest and matured costs not already paid by the Beneficiary, even on an accrual basis.

Interests, fees, expenses and any other amounts due by the Beneficiary pursuant to the Agreement and/or the other Financial Documents, and already paid before the carrying out of that remedy or those remedies, shall be definitely acquired by the Lending Party, with no return obligation.

17.3       Further Remedies

In case of exercise of the faculty of withdrawal, enforcement of acceleration clause, or termination of the Agreement, the Agent Bank shall nevertheless be able to rely on any other remedies provided in this Agreement, or by the law, in favour of the same, in order to protect the Lending Party’s credit claims with respect to the Beneficiary.

18.         INDEMNITY

The Beneficiary shall hold the Lending Party harmless and indemnified against any damages, higher costs or expenses, insofar as reasonably and effectively incurred and duly documented, which might be borne by the latter with reference to this Agreement and/or the other Financial Documents, or their execution, except for any consequences of fraudulent intention or gross negligence by the Lending Party.

19.         PROOF OF CREDIT

Statements of accounts, entries and, in general, the accounting results of the Agent Bank shall be plentiful evidence under any circumstances and to all effects of the Beneficiary’s debit, except for patent errors, gross negligence or fraudulent intention, or subsequent evidence to the contrary.

20.         VOLUNTARY SET-OFF

The Lending Party shall set off (by corresponding amounts) the amounts due to the same by the Beneficiary with the credits which the Beneficiary has with respect to the Lending Party itself.

21.         AGREEMENT AND FINANCIAL DOCUMENTS’ EFFECTIVENESS

The rights, credits, guarantees and obligations originating from the Agreement and/or the other Financial Documents shall be assigned to subsequent assignees and to the other assigns of the Lending Party. The Beneficiary hereby pledges to ensure prompt execution of every formality and obligation necessary to the valid and enforceable assignment of such rights, credits, guarantees and obligations. It is understood that, even in derogation of any provisions to the contrary contained in the Financial Documents, no charge for taxes, duties and expenses (including the related Costs) will be owed by the Beneficiary in relation to assignment by a Lending Party.

22.         ASSIGNMENTS AND TRANSFERS

22.1                        The Beneficiary shall have no right to assign or transfer any of its rights, benefits and obligations pursuant to this Agreement without approval by the Agent Bank.

22.2                        At any time, the Lending Party shall be free and have the right to (i) assign all or some of its credits originating from the Agreement pursuant to article 1260 and thereafter of the Italian Civil Code, or (ii) to assign fully or partially its position in the Agreement, and as a consequence, in the other Financial Documents, in compliance with article 1406 and the following of the Italian Civil Code, in favour of Eligible Assignees.

22.3                        At any time, and with the prior written and explicit consent of the Beneficiary, which shall not be unreasonably denied, the Lending Party shall have the right (i) to assign all or some of its credits originating from the Agreement, pursuant to article 1260 and thereafter of the Italian Civil Code; or (ii) to assign fully or partially its position in the Agreement, and as a consequence, in the other Financial Documents, pursuant to article 1406 and thereafter of the Italian Civil Code.

22.4                        Each Lending Party shall be free to assign its credits without any limitations or obligation of prior communication and/or obtainment of consent by the Beneficiary, if the Beneficiary itself is in a condition of insolvency or if a Significant Event has occurred.

22.5                        The assignment will automatically imply the keeping and/or assignment of the relating additional charges and guarantees (if existing), depending on the cases, either totally or partially. In compliance with article 1408 of the Italian Civil Code and its effects, the assignor shall be freed for the part of obligations (validly and integrally assumed by the assignee) which are the subject of the assignment.

22. 6                     As of the date of effectiveness of assignment of the Agreement, the assignee shall be considered to succeed to the position of the assignor in relation to rights, credits, guarantees and obligations still to be exercised or to be executed with respect to or by the Beneficiary and/or its guarantors.

22.7                        The assignments under this article may be carried out by the Lending Party with reference to single Credit Facilities, separately and independently with each other, with the prior agreement of any other Lending Parties on the assignment of guarantees which may jointly concern both Facilities under assignment and Facilities not under assignment.

22.8                        Unless otherwise agreed by the Lending Parties, the assignments under this article may be carried out through deed of assignment pursuant to the model under annex 22.8.

23.         INFORMATION DISCLOSURE

23.1                        Unless otherwise provided in the governing provisions or regulations, the Agent Bank (and each Lending Party, if more than one) will be able to (if it is not an Eligible Assignee, the prior consent of the Beneficiary will be necessary, and shall not be unreasonably denied and refusal of consent must be justified) disclose the contents of the Agreement and of the other Financial Documents (including the information relating to the Beneficiary and/or the Relevant Subsidiaries, and/or the Group of the Beneficiary which the Agent Bank - and/or each Lending Party if more than one - regarded as appropriate), to any subject potentially interested to become assignee of the credit and the contractual position, provided that the subject signs a confidential agreement, the text of which must be approved by the Beneficiary, which cannot unreasonably deny said approval. In relation to the Agreement and/or the other Financial Documents, and pursuant to Legislative Decree of 30 June 2003 no. 196 and its effects, the Beneficiary takes notice and accepts that the personal data either supplied by it or directly acquired by the Agent Bank (and/or by each Lending Party, if more than one) within its banking activity, shall be used for contractual purposes in observance of the law, and for the purpose of the previous paragraph, or to fulfil legal obligations, or else, to meet the requests of the authorities of the financial and banking system.

23.2                        UniCredit, in its unquestionable opinion, shall have the right to publish and/or however disclose the conclusion of the operation relating to the Loan, even by means of press releases, with prior written consent of the Beneficiary, which shall not unreasonably deny it (and consent rejection shall be justified), on the contents of the notice.

24.         PROTECTION AND WAIVERS

The failed  or delayed exercise, either total or partial, by the Agent Bank (and/or any Lending Party) of any rights or actions in compliance with the Agreement and/or the other Financial Documents, shall not be a waiver of such rights or such actions. Furthermore, the rights and the actions provided in this Agreement and/or the other Financial Documents are cumulative and do not exclude other rights or actions provided by the law.

25.         PARTIAL INVALIDITY

The fact that if at any time one or more of the provisions of the Agreement and/or Financial Documents should be null and void or become so, this shall not compromise the legitimacy, validity and enforceability of the other provisions of the Agreement and/or the other Financial Documents, unless it should prove that under the terms and to all the effects of article 1419 of the Italian Civil Code, the Parties would not have concluded it without that part of its contents which were nullified.

26.         COMMUNICATIONS

26.1                        All communications, documents or requests provided for under the terms of this Agreement shall be made in writing in English, and if required by the Agent Bank, accompanied by an Italian translation and, unless otherwise established, may be made by registered letter with advice of receipt, by fax or e-mail to the following addresses of the Parties, or to other addresses which may later be indicated in writing by each of the Parties to all the others.

(A)         If to the Beneficiary:

KEMET Corporation

2835 Kemet Way

Simpsonville, South Carolina 29681

United States of America

Attention: Chief Financial Officer

Fax: +1 864 228 4161

e-mail: billowe@kemet.com

(B)         If to the Agent Bank (and in case of several Lending Parties, on behalf of them, too):

UniCredit Corporate Banking S.p.A.

Branch of Casalecchio di Reno (Bologna)

Attention: Claudio Chiosi – Sergio Sabatino

Fax: + 39 51 6111218

e-mail: claudio.chiosi@unicreditgroup.eu

                                sergio.sabatino@unicreditgroup.eu

26.2                        Any communications received on a day other than a Working Day or after 5:00 p.m. (Italian time) on a Working Day, or after 1:00 p.m. (Italian time) on a Half Working Day, shall be considered as having been received on the first Working Day immediately following.

27.          THE LENDING BANKS AND THE OFFICE OF AGENT BANK

27.1                       Appointment

(A)                             The Beneficiary takes notice that in case of Loan syndication, each bank signing the syndication will appoint the Agent Bank and will pledge to keep it as its agent in relation to the Agreement and/or the Financial Documents. The Agent Bank shall have the authority to exercise the rights, faculties or powers specially assigned in relation to the Agreement and/or the Financial Documents, including the collection of payments due by the Beneficiary and their pro-quota partition, together with all the rights, faculties and powers reasonably depending on them.

(B)                               All the acts, decisions, declarations, consents, and authorizations depending on the Agent Bank and/or the Lending Parties, shall be construed as validly expressed by the Agent Bank. The Beneficiary will not have to check abidance of the consultation and/or decisional procedures of the Lending Parties.

27.2                       Power of Attorney

Without prejudice to the provisions of article 27.1 above, each Lending Party shall give power of attorney to the Agent Bank. In the name of its representatives authorized to sign in compliance with its regulations and statutory provisions, too, the Agent Bank shall act on behalf of the Lending Parties: (i) to disburse the Loan to the Beneficiary upon satisfaction of all the conditions precedent set forth in annex 3.1, and (ii) to exercise any right, power and/or faculty originating from this Loan Agreement.

27.3                       Consent of the Agent Bank

Any time the Beneficiary is asked to obtain the prior written consent of the Agent Bank (or of the Lending Parties) in compliance with this Agreement, it shall send its written request for consent to the Agent Bank solely through registered letter with return receipt. The Beneficiary shall supply all the necessary information which is reasonably necessary and convenient to fully estimate the case, and the Agent Bank shall promptly communicate its consent or refusal. In any case, the answer shall be provided within 30 (thirty) days from the receipt of the written request. In any case, if the subject in question does not receive any reply from the Agent Bank within such term, the consent shall be regarded as denied.

27.4                       Payment Effectiveness

To be releasing, the payments of the Beneficiary, or made on its behalf in relation to what is due to the Lending Parties in compliance with the Agreement, shall be made to the Agent Bank on the terms fixed in the Agreement and/or the Financial Documents.

The Agent Bank shall provide for the pro-quota partition of the sums thus received in favour of the Lending Parties, with the same value date as the payment received by the Beneficiary or on behalf of the same. The Agent Bank will actually assign the amounts to the Lending Parties entitled to them in compliance with the terms of the Financial Documents.

27.5                       Waiver of Assignment – Replacement of the Agent

At any time, the Agent Bank may waive the assignment received, without being required to provide a specific reason for the waiver. However, it shall give each of the other Parties written notice of at least 60 (sixty) days. Such waiver shall not be valid until the appointment of its successor in conformity with the following provisions. Moreover, the successor must have accepted the office.

In the event that the Agent Bank communicates its waiver, the Lending Parties may appoint any reputable and experience bank or financial institution as its successor, with the prior consent of the Beneficiary, which shall not be unreasonably denied.

If a successor of the Agent Bank is appointed on the basis of the aforesaid provisions:

(A)                            the outgoing Agent Bank shall be released from any further obligations as Agent Bank in relation to this Agreement and/or the Financial Documents, but shall still be entitled to the benefits of the provisions of this paragraph with regard the activity performed until replacement; and

(B)                              the successor of the Agent Bank and all the other Parties in this Agreement shall have the same rights and obligations, with respect to each other, which they would have had if such successor had been part of the Agreement  and/or the other Financial Documents ever since the beginning.

The replacement of the Agent Bank, pursuant to the above, shall be valid with respect to the Beneficiary, its guarantors (including the Beneficiary’s Shareholders) and the companies of the Group of the Beneficiary, only from the time when the Beneficiary shall have received written communication of such replacement by the Bank and its successor.

28.          GOVERNING LAW AND JURISDICTION

28.1       Governing law

The Agreement shall be governed by Italian law and shall be construed in compliance with it.

28.2        Jurisdiction

For any controversy over the interpretation, effectiveness, validity, conclusion, execution or termination of the Agreement or, in any case, related to it shall be for the exclusive jurisdiction of the Court of Verona, without prejudice to the Agent Bank’s right to sue the Beneficiary in any other court.

29.         SUNDRY

29.1                       The Beneficiary and the Lending Party confirm that this Agreement and all the financial conditions are the result of specific individual negotiation.

29.2                       Every amendment to this Agreement and/or the other Financial Documents shall be made with the prior consent of the Lending Party and the Beneficiary only in writing.

29.3                       The financial conditions and the summary of the main clauses of the Loan are contained in the Summary Document attached at letter “C” which the Beneficiary declares to have read, to be aware of and to approve.

29.4                       For the purposes of pre-contractual report required by banking transparency regulations, the Parties acknowledge that a copy of this Agreement has been given to the committed parties.

29.5                       The taxes, duties, charges and expenses relating to this document, to the subsequent formalities pertaining to creation of mortgages and future notations, reduction and cancellations, as well as enforcement of the aforesaid mortgages will be borne by the Borrower.

29.6                       The Loan is subject to the substitute tax referred to in articles 15 and thereafter of Presidential Decree no. 601 dated 29 September 1973 and the related guarantees, including the subsequent acts relating to issue of the guarantees provided by the document, are exempt from stamp and registration duty.

29.7                       The Parties request that this document is inserted in the files of the Notary Public who authenticates the signatures.

Bologna, 29 September 2008

Lending Party:	Beneficiary:

UniCredit Corporate Banking S.p.A.	KEMET Corporation

/s/ DANIELE DI ANSELMO	/s/ MARCO UBERTI

/s/ CLAUDIO CHIOSI

Under the terms of article 1341 of the Italian Civil Code the following articles of the Agreement here below are explicitly approved:

Art. 3 (conditions precedent);

Art. 6.7(C) (mandatory prepayment);

Art. 8.1 (automatic cancellation of the loan);

Art. 8.2 (mandatory prepayment);

Art. 8.5 (breakage cost);

Art. 9.2 (objection raising prohibited);

Art. 9.3 (payment day);

Art. 9.4 (payment allocation);

Art. 10 (taxes, fiscal charges and costs)

Art. 14 (Beneficiary obligations), with explicit reference as well to the specifications in annex 14 (Obligations);

Art. 15 (Loan Guarantees)

Art. 17.1 (Enforcement of acceleration clause, termination and withdrawal), with explicit reference also to the specifications of annex 16 (Significant Events);

Art. 19 (proof of credit);

Art. 20 (voluntary set-off);

Art. 22 (assignments and transfers);

Art. 23 (information disclosure);

Art. 24 (protection and waivers);

Art. 25 (partial invalidity);

Art. 26 (communications);

Art. 28 (governing law and jurisdiction)

Art. 29 (sundry);

Bologna, 29 September 2008

Lending Party:	Beneficiary:

UniCredit Corporate Banking S.p.A.

KEMET Corporation

/s/ DANIELE DI ANSELMO	/s/ MARCO UBERTI

/s/ CLAUDIO CHIOSI

LIST OF ANNEXES

A	Beneficiary Powers
B	Summary Document
1.1	Definitions
1.2	References
3.1	Conditions Precedent
4	Disbursement Request
4(E)	Fee Letter
4(F)	Disbursement Declaration and Receipt
8.2	Mandatory Prepayment
8.3	Prepayment Request
13	Declarations and Guarantees
13 bis	Group of the Beneficiary
14	Obligations
14 bis	Financial Covenants
15.3	Deed of Real Estate Mortgage
15.3 bis	List of Real Estate
16	Significant Events
22.8	Deed of Assignment

ANNEX A

BENEFICIARY POWERS

ANNEX B

SUMMARY DOCUMENT

This Summary Document has been drawn up in relation to the Agreement, and is connected to it through Resolution by the Interministerial Committee for Credit and Savings of 04.03.2003, published in the Official Journal no. 72 of 27.03.2003, and through the implementation provisions issued by the Bank of Italy on 25.07.2003.

Therefore, pursuant to the Instructions, the sole purpose of this Summary Document is to supply a summary of the main terms and conditions in the Agreement. The Parties agree that this Summary Document is not meant for changing, integrating or interpreting the Agreement in any way. In case of disagreement between the provisions in the Agreement and the provisions in the Summary Document, the Agreement shall prevail in any case.

In this Summary Document, the terms with capital letters not defined herein acquire the same meaning given them in the text of the Agreement. This Summary Document is an integral and substantive part of the Agreement to which it is attached.

GENERAL NOTES

“Lending Party”: Unicredit Corporate Banking S.p.A.

“Beneficiary”: Kemet Corporation

This Summary Document refers to a lending operation for which the loan was given to the Beneficiary by the Lending party. The amount of that loan was Euro 60,000,000.00 (sixty million/00), divided into several facilities as follows:

Facility A - land facility amounting to Euro 18,000,000.00 (eighteen million/00);

Facility B – amounting to Euro 42,000,000.00 (forty-two million/00).

The conclusion of the Loan Agreement and the loan disbursement imply the Beneficiary’s obligation to pay interests on the disbursed amounts and to repay the principal by instalments, in accordance with the amounts and maturity dates agreed upon in the Agreement.

FINANCIAL CONDITIONS

Interest rate:

•              on the basis of 6 (six) month EURIBOR plus 170 (one hundred and seventy) basis points.

Default Interest: contractual interest rate plus 200 (two hundred) basis points.

Annual Percentage Rate: approximately equalling 8.138%.

Expenses: all the charges, fees and expenses for communications carried out in relation to this Agreement shall be applied in relation to the time for time tariffs currently in force for the Lending Party. Such charges, fees and expenses may unfavourably change for the Beneficiary. Any variations shall be communicated by the Agent Bank by following the terms and the procedures pursuant to current regulations.

Fees: as agreed upon in the specific Fee Letter, as well as

Waiver fee: Euro 20,000

SUMMARY OF THE MAIN CLAUSES

Conditions precedent for disbursement: The Lending Party’s obligation to disburse the loan depends on the occurrence of certain events within the Disbursement Date. The Lending Party may waive the aforesaid conditions precedent and permit the disbursement of the Loan even without the occurrence of the same.

Expenses: expenses and charges of any kind (including legal) relating to the Agreement are to be charged to the Beneficiary.

Disbursement: outright, within the Availability Period agreed upon in the Agreement for each Facility.

Duration: until 1 April 2013.

Repayment: in nine six-monthly instalments as specified in the Agreement.

MAIN OBLIGATIONS OF THE BENEFICIARY

Following the Agreement, the Beneficiary pledges to fulfil its obligations, until total discharge of all the credit claims of the Lending Party originating from the Financial Documents, including also the third-party promise in compliance with article 1381 of the Italian Civil Code, any time an act to be carried out by third parties is mentioned.

1              Corporate documents and fulfilments

The Beneficiary pledges to send the Lending Party some corporate documents listed in the Agreement, such as financial statements, assembly call notices, assembly resolutions.

The Beneficiary pledges to fulfil all its applicable legal obligations, whose non-fulfilment might prejudice the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

2              Explanations

The Beneficiary pledges to promptly supply the Lending Party with all the explanations required in writing, in relation to the documentation and the circumstances under article 1 above.

3              Accounting audit

The Beneficiary pledges to subject its financial statements to accounting audit.

5              Negative pledge

The Beneficiary accepts certain limitations to the issue of personal and collateral security on behalf of the companies of the Group of the Beneficiary, too.

6              Pari Passu

The Beneficiary’s obligations originating from the loan and/or the other documents connected with it shall not be pushed to the background with respect to other obligations of the Beneficiary itself, with reference to the other companies of the Group of the Beneficiary, too.

7              Financial indebtedness

The Beneficiary shall follow certain limitations with respect to the acquisition of financial indebtedness, with reference to the other companies of the Group of the Beneficiary, too.

8              Insurance coverage

The Beneficiary pledges to stipulate and keep insurance coverage, with reference to the other companies of the Group of the Beneficiary, too.

9              Fixed assets

The Beneficiary shall follow some restrictions with respect to the right to manage its assets, with reference to the other companies of the Group of the Beneficiary, too.

10            Significant transactions

The Beneficiary pledges not to decide or however carry out extraordinary or significant transactions or changes to the entrepreneurial activity which is typical of the Beneficiary, without the prior written consent of the Lending Party, with reference to the other companies of the Group of the Beneficiary, too.

11            Bylaws amendments

The Beneficiary pledges to communicate the amendments to its Certificate of Incorporation and/or Bylaws to the Lending Party. The Beneficiary shall prevent the modification of the Certificates of Incorporation and/or Bylaws of Arcotronics Industries, Arcotronics Italian and Kemet Electronics and of the companies issuing the Guarantees, that is, those whose equity interests are guarantees pursuant to the Financial Documents, without the prior written consent of the Agent Bank, which will not be unreasonably denied.

12            Controversies

The Beneficiary pledges to promptly inform the Lending Party about any kind of significant controversy relating to the Beneficiary and/or the companies of the Group of the Beneficiary.

13            Communications

The Beneficiary pledges to promptly inform the Lending Party about the events implying mandatory prepayment and/or the Significant Events of the Agreement.

SUMMARY OF THE MAIN SIGNIFICANT EVENTS

Here is a summary of the main events named “Significant Events” within the Agreement, legitimising the Lending Party to withdraw from or rescind the Agreement, or declaring the acceleration clause enforced against the Beneficiary.

1              Cases of enforcement of the acceleration clause

Occurrence of any one of the circumstances provided in article 1186 of the Italian Civil Code, conventionally including the occurrence of any one of situations described in the following items 2, 3, 4, 5, 6, 7, 8 and 9.

2              Difference with regard to documented results

A substantial difference between the actual legal, financial, corporate, asset or financial situation of the Beneficiary and the one resulting from the documentation provided to the Agent Bank.

3              Business suspension, interruption, amendments or insolvency

Suspension of the business operations of the Beneficiary or of the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees or the revocation of licences or concessions which are necessary for the entrepreneurial activity of the Beneficiary. The insolvency of the Beneficiary or of another company of the Group.

4              Insolvency proceedings, liquidation, assignment to creditors

Filing bankruptcy petition against the Beneficiary and/or the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees, or procedures with similar effects in respective jurisdictions.

The execution of any bankruptcy procedures, or procedures with similar effects in respective jurisdictions, against the Beneficiary and/or the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees.

The voluntary liquidation of the Beneficiary and/or of the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees, that is, the termination or suspension of their entrepreneurial activities or procedures with similar effects in respective jurisdictions.

5              Execution procedures and other measures of legal nature

Particularly serious legal measures issued against the Beneficiary and/or the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees, or their administrators, in respective jurisdictions.

6              Worsening of the credit terms

The occurrence of events prejudicing the financial, operating and asset positions of the Beneficiary and/or the Relevant Subsidiaries of companies acting as guarantor and/or subject of Guarantees in a substantial way.

7              Untruthful or incomplete declarations and guarantees

One or more specific declarations or guarantees made during the stipulation phase are either entirely or partially untruthful or incomplete, during the validity of the Agreement.

8              Breach of contractual obligations

The Beneficiary’s failure to fully and punctually perform one or more specific obligations agreed upon in the Agreement (including the failed occurrence of the promised third-party fact).

9              Failed or delayed payment

The failed or delayed payment of any amounts due pursuant to the Agreement and/or the other Financial Documents.

10            Loan allocation

Failure to use the Loan in accordance to declared purposes.

11            Cross-default

The occurrence of assumptions concerning the acceleration of the loans granted to the Beneficiary or other companies of the Group of the Beneficiary by other eligible subjects.

12            Illegality and other events relating to Financial Documents

Supervening illegality, annulment, rescission, extinction, declaration of invalidity, inexistence or ineffectiveness of one or more acts or documents connected with the Loan Agreement.

ANNEX 1.1

DEFINITIONS

“Arcotronics Italia”

It stands for Arcotronics Italia S.p.A. incorporated under Italian law, with registered office in 40037 Sasso Marconi (Bologna), via San Lorenzo no. 19, share capital Euro 2,295,335.00 (two million two hundred ninety-five thousand three hundred and thirty-five/00), fiscal code, VAT number and Bologna Register of Companies Number 03762091001.

“Arcotronics Industries”

It stands for Arcotronics Industries S.r.l. incorporated under Italian law, with registered office in 40037 Sasso Marconi (Bologna), via San Lorenzo no. 19, share capital Euro 1,980,000.00 (one million nine hundred and eighty thousand/00), fiscal code, VAT number and Bologna Register of Companies Number 91229420376.

“Permitted Acts of Disposition”

This means:

(i) the sale, transfer or any other act of disposition of one or more assets performed by a company of the Group of the Beneficiary in favour of another company of the Group of the Beneficiary and/or a direct or indirect subsidiary of the latter, provided that they do not concern guarantee assets; or

(ii) the sale, transfer or any other act of disposition of one or more assets performed in exchange for, or to invest in other assets with essentially the same function as the assets subject to the act of disposition, and that has an equivalent or higher value and quality than those subject to disposition, subject to written notice to the Agent Bank; or

(iii) the sale, transfer or any other act of disposition concerning obsolete and/or superfluous vehicles, machinery and plants, provided that they are replaced by assets essentially equivalent in terms of function and value, subject to written notice to the Agent Bank; or

(iv) the sale, the transfer or any other act of disposition of one or more assets originating from the constitution and/or the possible enforcement of a Permitted Guarantee; or

(v) the sale, the transfer or any other act of disposition of one or more assets carried out within ordinary business; or

(vi) any act of disposition relating to credits owned by the Beneficiary and/or any other member of the Group of the Beneficiary (i) within the limits set forth in paragraph 8 of annex 14 hereto, (ii) of the Factoring Agreement.

(vii) the sale of the production plant located in Greenville County, South Carolina, USA under negotiation at the Stipulation Data, without prejudice to the provisions of annex 8.2 (2); or

(viii) the transfer by Arcotronics Italia of a minority shareholding in the company Arcotronics Industries in favour of Arcotronics Technologies and Arcotronics Hightech (the “Restructuring of Arcotronics Industries”), without prejudice to the circumstance that the Pledge of Shares will continue to encumber 100% (one hundred percent) of the share capital of Arcotronics Industries; or

(ix) the Permitted Guarantees; or

(x) the sale, transfer or any other act of disposition of one or more assets of which the overall cash consideration does not exceed USD 5,000,000.00 (five million) in a single reference financial year,

Without prejudice to the provisions of annex 8.2 of this Agreement.

“Eligible Bank”

This means:

* a bank or other subject resident in Italy for tax purposes, which shall not act through a permanent establishment located abroad for the purposes of this Agreement, or

* a permanent establishment in Italy of a bank or other subject for which any payment received on the basis of the Financial Documentation is qualified as business income pursuant to articles 81 and 152 of the Decree by the President of the Republic of 22 December 1986, no. 917;

in both cases, they should be authorized to disburse loans to companies registered in compliance with the law of the State of Delaware.

“Reference Bank”	This means: Intesa Sanpaolo S.p.A., BNL S.p.A. and UniCredit Banca S.p.A.

“Beneficiary”	This indicates the Kemet Corporation as best identified at the beginning of the Agreement as well as any other of its companies being incorporated or resulting from the merger with the Beneficiary.

“Eligible Assignee”

It means:

• companies which are part of the same bank group of the assigning Lending Party;

• community banks and banks authorized in Italy, as defined in the Consolidated Banking Act;

• financial intermediaries registered in the list pursuant to articles 106 and/or 107 of the

Consolidated Banking Act;

• credit securitisation companies, or companies issuing securities whose yield and/or principal repayment depend or are guaranteed by Loan credits, even indirectly;

• companies carrying out credit recovery business.

“Credit Assignment” or “Credit Assignments”	It indicates credit assignments pursuant to article 15.4 of this Agreement with deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank.

“Fees”	This means the fees due to Unicredit and/or the Lending Party, as the case may be, under the terms of Fee Letter.

“Current Account”	This means the current account held in the name of the Beneficiary no. [•], opened at the branch of [Casalecchio di Reno (Bologna) (branch code 6768)] IBAN [•] of UniCredit Corporate Banking S.p.A..

“Loan Agreement” or “Agreement”	This means this Agreement including all its annexes.

“Costs”

This indicates all costs and expenses (including fees and legal, notarial and judicial expenses) sustained in relation to this Loan and, with regard to the drawing up and negotiation of the Financial Documents for a maximum amount of Euro 20,000.00 (twenty thousand/00) as well as the costs and expenses actually and reasonably paid by the Lending Party relating to the management of the Loan following the Stipulation Date, to any amendments, additions, renewals and/or waiver concerning the Financial Documents, required by the Beneficiary and/or approved and/or carried out pursuant to this Agreement (as long as those costs and expenses have not been already paid by the Beneficiary by way of waiver fee, in compliance with article 6.6 of this Agreement), and/or to the recovery of the amounts due pursuant to the Financial Documents.

“Credits”	Credits as described under article 15.4 of this Agreement.

“Disbursement Date”	This means disbursement date of each Drawdown of each Facility, which must take place within the Availability Period.

“Interest Payment Date”

This means the last calendar day of each Interest Period when the Beneficiary must pay the Lending Party the amount of interest accrued on the Loan in that related Interest Period. Should the Interest Payment Date not fall on a Working Day, payment shall be considered as due on the first Working Day following immediately thereafter (unless such a day falls in the following month in which case payment shall be made on the Working Day before the effective due date), with the related extension (or reduction) of the Interest Period up to the day of payment as modified; any subsequent Interest Period will start from the date following that of the payment day thus modified.

“Determination Date”	This means the second Working Day before the beginning of each Interest Period.

“Maturity Date”	This means the date by which the Beneficiary shall repay the Loan as indicated in article 2.2.

“Stipulation Date”	This means the Stipulation Date of this Loan Agreement.

“Disbursement Declaration and Receipt”	This means the declaration that disbursement has been made and the receipt which the Beneficiary shall issue to the Lending Party under the terms of article 4(F).

“Financial Documents”

This indicates the Loan including all its annexes as well as all the deeds and documents which are necessary for the stipulation, issue and perfecting of the Guarantees, the Fee Letter as well as the Letter of Engagement and the Term Sheet stipulated between the Beneficiary and UniCredit relating to the Loan and to any other documents jointly defined as such by the Lending Party and the Beneficiary pursuant to this Agreement.

“Summary Document”

This indicates the summary document provided for by the Interministerial Committee for Credit and Savings [C.I.C.R.] Resolution of 4 March 2003 published in the Official Gazette, issue No. 72 of 27 March 2003 and by the implementation dispositions of such C.I.C.R. Resolution issued by Banca d’Italia with its disposition of 25 July 2003, attached under letter “C”.

“EBITDA”

It is the difference between production value and cost + amortization and impairment + leasing fee + risk provisions + other provisions.

EBITDA does not include non-cash impairment charges or restructuring charge accruals. However, payments, once carried out (cash for restructuring charge accruals), will be deducted for EBITDA calculation.

EBITDA determination for calculating Financial Covenants will refer to the aforesaid components as resulting from the (consolidated) financial statements of the Beneficiary, and will be carried out, for the first time, for the 12 (twelve) month period ending on 30 June 2009, and afterwards, every three months, on the basis of the last 12 months.

“EURIBOR”	This means the EURIBOR rate for periods corresponding to the Interest Period agreed –

rounded up where necessary by 0.05 per cent – called the “Euro Inter Bank Offered Rate” with a 365 (three hundred and sixty-five) day divisor as recorded at 11:00 a.m. (Central Europe Time) on the Determination Date by the EURIBOR Panel Steering Committee and published on the Reuters circuit, currently on EURIBOR page 01 or on the Telerate circuit currently on page 248 and following, or on an equivalent recording system at approximately 11:00 a.m. (Central Europe Time) on the date of recording.

“Significant Event”	This means one of the events mentioned in article 16 and specified in annex 16.

“Inter Group Loans”	It indicates the following inter group shareholders loans granted to Kemet Electronics, Arcotronics Italia and Arcotronics Industries.

“Loan”	This means the loan granted on the basis of this Agreement as indicated in article 2 as well as any other addition or amendment to the same.

“Fixed Charge Cover Ratio”

It means EBITDA / Interest Expense.

The Fixed Charge Cover Ratio determination for calculating the Financial Covenants will refer to the aforesaid components as resulting from the (consolidated) financial statements of the Beneficiary, and will be carried out, for the first time, for the 12 (twelve) month period ending 30 June 2009, and afterwards, every three months, on the basis of the last 12 months.

“Guarantees”	These are Real Estate Mortgages, Stock Pledge, Share Pledge, and Credit Assignment.

“Permitted Guarantees”

This means, in addition to the guarantees granted pursuant to the Financial Documents and the Factoring Agreement:

(i) the collateral and/or personal security issued beforehand and existing at the Stipulation Date; or

(ii) the collateral and/or personal security deriving from the law; or

(iii) the guarantees concerning the assets acquired by the Beneficiary and/or a Relevant Subsidiary after the Stipulation Date or, in the case of a company becoming member of the Group of the Beneficiary after the Stipulation Date, the guarantees existing on the assets of such company or the collateral issued by such company and existing at the time in which the same becomes a member of the Group of the Beneficiary, provided that in both cases those guarantees (either collateral or personal) were not given for the acquisition of such assets by the Beneficiary and/or the Relevant Subsidiary or, as the case may be, for the purpose of acquiring the company; or

(iv) the personal security given by one or more members of the Beneficiary’s group in the context of carrying out the ordinary business of the Beneficiary and/or the Relevant Subsidiaries, provided they do not exceed 18 months less one day;

(v) credit assignments or any other guarantee issued on credits, guaranteeing credit facilities which the Beneficiary and/or the Relevant Subsidiaries will assume during this Agreement (i) within the limits set forth in paragraph 8 of annex 14 to this Agreement, (ii) pursuant to the Factoring Agreement and (iii) pursuant to the Other Factoring Agreements.

“Working Day”

This means a day when the banks operating in the Milan, Italy marketplace are open for normal business; this means that any half-holiday for banks in the Milan, Italy marketplace shall not be considered a Working Day in cases where a due date provided for in the Loan Agreement falls on such a day.

“Half Working Day”	It means a half working day considered such by the banks operating in the markets of Milan and Bologna.

“Group of the Beneficiary”	This indicates the Beneficiary, Arcotronics Italia, Arcotronics Industries, Kemet Electronics and their direct and indirect Subsidiaries, as well as each of the Relevant Subsidiaries.

“Real Estate”	It indicates the real estate which is the subject of the Real Estate Mortgage, specified in annex 15.3 bis.

“Maximum Amount”	This indicates the maximum overall amount of the Loan equal to Euro 60,000,000.00 (sixty million/00 Euro).

“Pre-existing Indebtedness”

This indicates jointly the, Euro 46,800,000.00 (forty-six million eight hundred thousand/00) loan and the Euro 50,000,000.00 (fifty million/00) loan disbursed by Unicredit in favour of the Beneficiary respectively in October 2007 maturing on 09/04/2009 and in December 2007, maturing on 31/12/2008 to be repaid through Drawdown of this Loan, too.

“Default Interest”	This has the meaning indicated in Article 6.4.

“Real Estate Mortgage”	It means the real estate mortgage guarantee consisting of senior mortgage on land and junior mortgage on real estate, pursuant to annex 15.3.

“Kemet Electronics”	It stands for Kemet Electronic Corporation, a Delaware (USA) company.

“Facility A”	Meaning pursuant to article 2.1(A).

“Facility B”	Meaning pursuant to article 2.1(B).

“Facilities” and “Facility”	It stands for Facility A and Facility B jointly, and each of them singularly.

“Fee Letter”	This indicates the letter bearing today’s date in which the Fees and their related payment procedures were agreed.

“Margin”

This indicates the increase in basis points which will be applied to the EURIBOR for the period, for the purposes of calculating the Interest Rate, for the purposes of this Agreement determined in 170 bps (one hundred and seventy basis points) per year, equal to 1.70% (one point seven per cent) per year.

“Permitted Transactions”

This means: i) the merger of one company of the Group of the Beneficiary with or into the Beneficiary and/or direct or indirect subsidiary of the Beneficiary; and ii)the Permitted Acts of Disposition and (iii) the change of a member of the Group of the Beneficiary into a direct or indirect subsidiary of the Beneficiary, previously notified in writing by the Agent Bank and provided that said transactions do not in any prejudice repayment of the Inter Group loans upon their respective maturities.

“Swap Transactions”	The means the swap transactions on the real estate in which the head office of Arcotronics Industries is located.

“Parties”	This means collectively the parties to this Agreement as best identified in its heading.

“Lending Party” or “Lending Parties”

This indicates UniCredit Corporate Banking S.p.A., as best identified at the beginning of the Agreement as well as jointly but not severally all other banks lending subsequent to the granting of the Loan.

“Stock Pledge”

It means the pledge guarantee on 100% (one hundred percent) of the share capital of Arcotronics Italia, as outlined in article 15.1 with deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank.

“Share Pledge”

It means the pledge guarantee on 100% (one hundred percent) of the share capital of Arcotronics Industries, as outlined in article 15.2 with deed to be agreed between the Parties, the form and content of which must meet with the approval of the Agent Bank.

“Availability Period”	This indicates the period during which the Loan may be disbursed to the Beneficiary and specifically the period between the Stipulation Date and the 2 (two) months following such date.

“Interest Period” (in the plural, “Interest Periods”)	This means every period for calculating interest accrued on the Loan as indicated in article 5.

“Accounting Principles”	This means the accounting principles generally recognised in the United States of America

“Prepayment Request”	This means the request for prepayment of the Loan as per annex 8.3.

“Disbursement Request”	This means any disbursement request for an amount of the Loan according to the text contained in annex 4.

“Assigning Companies”

This means:

(i) Arcotronics Italia;

(ii) Arcotronics Industries;

(iii) Arcotronics Hightech S.r.l., company incorporated under Italian law, Tax Code and VAT No. [•], with registered office in [•], share capital [•], enrolled in the register of companies of [•]. REA no. [•] (“Arcotronics Hightech”);

(iv)  Arcotronics Technologies S.r.l., company incorporated under Italian law, Tax Code and VAT No. [•], with registered office in [•], share capital [•], enrolled in the register of companies of [•]. REA no. [•] (“Arcotronics Technologies”);

(v) Evox Rifa, company incorporated under [•] law, Tax Code and VAT No. [•], with registered office in [•], share capital [•];

(vi) Kemet Electronics Portugal S.A., company incorporated under [•] law, Tax Code and VAT No. [•], with registered office in [•], share capital [•];

(vii) Kemet Electronics Corporation, company incorporated under US law with registered office in [•].

“Relevant Subsidiary”

This means companies, other than the Beneficiary, held by the Beneficiary directly or indirectly, which represent at least 5% (five percent) of the consolidated EBITDA of the Beneficiary or which represent 5% (five percent) of the Beneficiary’s turnover.

“Interest Rate”	This meaning is given in article 6.1 of this Loan Agreement.

“UniCredit”	This means UniCredit Corporate Banking S.p.A. as defined in the opening paragraph of this Agreement.
“Drawdown” (and in the plural “Drawdowns”)	This indicates each disbursement which the Beneficiary may request of the Loan in accordance with the procedures set down by this Agreement.

ANNEX 1.2

REFERENCES

“adverse opinion” shall be construed in accordance with the meaning generally given to such expression in the accounting normal practice adopted in the United States of America, in relation to opinions issued by auditing companies.

“annex” shall be construed, unless otherwise indicated, as referring to an annex to this Agreement;

 “article” or “clause” shall be construed, unless otherwise indicated, as referring to an article or a clause of this Agreement;

“act of disposition” shall be construed in such a way as to include any deeds of sale, financial lease, transfer (through splitting, too), assignment, attribution of any rights, authorization or any other acts of disposition (such as, but not limited to, voluntary destruction or any activities following which the financial and/or trade value of the existing and/or remaining assets of a company of the Group of the Beneficiary gets lost or diminishes in a significant way).

“debt” shall be construed so as to include all obligations including guarantees for third party obligations, liquid even if not yet collectible, that entail the payment of a sum of money;

 “tax” shall be construed to include any tax, duty, levy or similar charge, including interest and penalties for failure to pay or delayed payment;

“month” shall refer to a period which begins on a certain day of the calendar month and ends on the day corresponding numerically of the following calendar month, or, if such a day is not a Working Day, the immediately preceding Working Day, without prejudice, in any case, to the provisions of the last paragraph of article 2963 of the Italian Civil Code;

“calendar month” shall refer to a period which begins on the first day and ends on the last day of each of the 12 (twelve) calendar months;

“time” shall refer to the time indicated for the Central European Time Zone.

“significant”, if referring to any breach, obligation, debt, exception or, in any case, a case in point covered by this Agreement, shall be construed so as to qualify such breach, obligation, debt, exception or case in point as objectively likely to have an influence or a substantial effect on the ability of the Beneficiary to promptly meet its obligations towards the Lending Party under the terms of this Agreement;

“subsidiary” shall be construed as a reference to a company:

(i)	having a share capital, having right of vote in the ordinary Shareholders’ Meeting. Over one half of the capital is directly or indirectly owned by another company or body;

(ii)	controlled, either directly or indirectly, by another company or body;

for this purpose, a company shall be construed as controlled by another company or body if such latter company or body is able to control the appointment of the majority of the members of the board of directors, or of an equivalent corporate body of the first company.

 “Consolidated Banking Act” means Legislative Decree No. 385 of 1 September 1993 and subsequent amendments and additions;

 “encumbrance” shall be construed so as to include any mortgages, pledges, liens, and third party guarantee rights in general.

ANNEX 3.1

CONDITIONS PRECEDENT

1.1           Disbursement conditions precedent:

The Parties agree that the obligation of the Lending Party to disburse the first Drawdown of the Loan is subject to and conditional upon the occurrence of each of the following conditions precedent, no later than the Disbursement Date of the required Drawdown:

(A)          delivery to the Agent Bank of the Disbursement Request containing the irrevocable instructions conferred by the Beneficiary upon the Agent Bank to make the reimbursement of the Pre-existing Indebtedness;

(B)           delivery to the Agent Bank of the declaration by the legal representative of the Beneficiary, certifying that at the Disbursement Date:

(1) since the Stipulation Date no Significant Event has occurred or, in any case, no exceptional event has had a negative and significant effect on the economic situation and assets and/or financial situation or on the trend of ordinary business as normally conducted by the Beneficiary and/or the Group of the Beneficiary (considered as a whole), or on the regular trend of financial markets, such as to significantly compromise the Beneficiary’s ability to repay the Loan (material adverse change); it is understood that the changes that may affect the Beneficiary’s total stock holder equity cannot in any way constitute an impediment to the disbursement of the Loan, provided that they do not significantly compromise the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(2) since the Stipulation Date there have been no significant changes in the structure of the Group of the Beneficiary as specified in annex 13 bis, excepting the Restructuring of Arcotronics Industries, without prejudice to the obligation to inform the Agent Bank of all changes;

(C)           delivery to the Agent Bank of the declaration of the Beneficiary’s legal representative certifying, at Disbursement Date:

(1)           that there have been no significant breaches of the Financial Covenants, where applicable in view of the fact that the first determination date is scheduled for 30 June 2009, and of the contractual obligations set forth in article 14 (other than the Financial Covenants in view of the above) without prejudice to the obligation to inform the Agent Bank in writing of all significant breaches; and

(2)           that there have been no events constituting a significant breach of the declarations and guarantees set forth in article 13 of the Loan Agreement, with the understanding that the changes that may affect the Beneficiary’s total stock holder equity cannot in any way constitute an impediment to the disbursement of the Loan, provided that they do not significantly compromise the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(D)          regardless of the Beneficiary’s declarations referred to in clauses (B) and (C) above of this annex, the absence of any events occurring since the Stipulation Date that, in the reasonable judgement of the Lending Party:

(1)           impact on the financial situation or on the trend of ordinary business as normally conducted by the Beneficiary and/or the Group of the Beneficiary (considered as a whole), or on the regular trend of financial markets, to such an extent as to significantly compromise the ability of the Beneficiary to repay the Loan, and/or

(2)           constitute a significant breach of the declarations and guarantees set forth in article 13 of the Loan Agreement, with the understanding that the changes that may affect the Beneficiary’s total stock holder equity cannot in any way constitute an impediment to the disbursement of the Loan, provided that they do not significantly compromise the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(E)           delivery to the Agent Bank by the legal representative of the Beneficiary of a copy of the original certified by the legal representative of the Beneficiary:

(1)           of the By-Laws and/or Certificate of Incorporation of the Beneficiary, of Arcotronics Italia and of Arcotronics Industries.

(2)           of the resolutions of the Beneficiary and/or the other companies of the Group of the Beneficiary that are party to the Financial Documents, as the case may be, relating to:

(a)           the regular approval of the Loan and the granting of the necessary powers for its signature and the signature of the Disbursement Request, as well as for the issue of Guarantees;

(b)           the regular approval of Fees;

(3)           of any proxies issued for the signature of the Financial Documents;

(4)           of the signed Financial Documents (authenticated copy); and

(5)           of original document similar to the “certificate of being in force” under Italian law, of the Beneficiary, and of the certificate of being in force of Arcotronics Italia, Arcotronics Industries issued after 10 (ten) days from the registration of the senior mortgage on land making up the Real Estate Mortgage;]

(F)           delivery to the Agent Bank of a legal opinion of which the text is reasonably satisfactory to the Agent Bank, which shall be drawn up by a leading law office operating in the United States of America, chosen by the Beneficiary, certifying in its favour and interest that the Beneficiary and/ the other companies party to the Financial Documents have the power and capacity to stipulate and execute the Financial Documents, if the jurisdiction is different from Italian jurisdiction and legal opinion of which the text is reasonably satisfactory to the Agent Bank, and in any case with form and content in line with market practices, drawn up by a leading law, chosen by the Beneficiary, certifying that the companies of the Group of the Beneficiary and/ the other companies party to the Financial Documents have the power and capacity to stipulate and execute the Financial Documents;

 (G)          evidence that is reasonably satisfactory to the Agent Bank, proving that at the Disbursement Date (taking into consideration the amounts to be disbursed in compliance with the terms of this Agreement and of the Factoring Agreement), the overall indebtedness in terms of principal owed by the Beneficiary to Unicredit and its group does not exceed the maximum amount of 95,000,000.00 (ninety-five million/00), and subsequent payment to the Current Account, by the Beneficiary, of an amount equal to Euro 1,800,000.00 (one million eight hundred thousand/00), to be allocated to the repayment of the outstanding portion of the Pre-existing Indebtedness not repaid through indebtedness;

(H)          delivery to the Agent Bank within [•] ([•]) days as of the Stipulation Date, of final notary report certifying the absence of registrations, transcriptions, encumbrances or other restrictions or burdens on the Real Estate, which would prejudice the registration of the Real Estate Mortgage;

(I)            consolidation of the senior mortgage on land making up the Real Estate Mortgage pursuant to article 38 and thereafter of the Consolidated Banking Act;

(J)            establishment of the Pledge of Stocks, without prejudice to the provisions set forth in the related deeds with regard to subsequent annotation of the pledge in the shareholders register of Arcotronics Italia which may even occur after the Disbursement Date and in any case within 10 days of its stipulation;

(K)          establishment of the Pledge of Shares, without prejudice to the provisions set forth in the related deeds with regard to subsequent annotation of the pledge in the shareholders register of Arcotronics Industries which may even occur after the Disbursement Date and in any case within 10 days of its stipulation;

(L)           establishment of the Real Estate Mortgage;

(M)         payment of Fees and Costs due by the Beneficiary;

(M)         declaration of the Beneficiary’s legal representative, that is reasonably satisfactory to the Agent Bank, certifying that (i) all debts originating from the payment of principal, interests and additional charges relating to the loan for the original amount of USD 100,000,000.00 (one hundred million/00) have been fully paid by the Beneficiary to the relating banks, and thus, such indebtedness has been fully discharged; (ii) the Beneficiary has no significant indebtedness towards banks other than (a) loans pursuant to Term Sheet; (b) the convertible loan for the original amount of USD 175,000,000.00 (one hundred and seventy-five million/00); (c) the loan for the amount of USD 15,000,000.00 (fifteen million) due to the purchaser of the business relating to the wet tantalum of the Beneficiary; and (d) another debt for the aggregate amount not exceeding USD 26,900,000.00 (twenty-six million nine hundred thousand/00), as specified in the consolidated financial statements of the Beneficiary and its Subsidiaries as at 30 June 2008;

(O)          signing of the Credit Assignments;

(P)           delivery to the Agent Bank of the documentation relating to Inter Group Loans.

ANNEX 4

DISBURSEMENT REQUEST

UniCredit Corporate Banking S.p.A.

[•]

Subject: Loan Disbursement Request

Dear Sirs,

We refer to the Loan Agreement entered into with your bank on [•], by means of a private document with signatures notarised by the notary, Mr. [•], (the “Loan Agreement”).

Terms indicated in capital letters have the same meanings as those attributed to the corresponding terms in the Loan Agreement.

We hereby irrevocably request the disbursement of a cash Drawdown for a total of Euro [•] under the terms of article 4 (Disbursement) of the Loan Agreement.

This Drawdown shall be aggregately credited, net of the amount of Euro 415,824.00 (four hundred and fifteen thousand eight hundred and twenty-four/00) due by the Beneficiary to the Agent Bank by way of Fees within the [•], (Disbursement Date), to the Current Account specified in the Loan Agreement.

Based on agreements between us, we irrevocably authorize you to debit the Current Account for a total amount equal to Euro [•] ([•]/00) at the same time as the disbursement and to use the amounts disbursed to us together with the amount credited by us to the Current Account pursuant to annex 3.1,1.1, paragraph G of the Loan Agreement, for the partial settlement of the loans still existing with your bank, and specifically:

•      Loans for an overall total of Euro [•], dated [•]

•      Loans for an overall total of Euro [•], dated [•]

We hereby also irrevocably authorize you to withhold from the Drawdown, and for yourself, the amount of Euro 415,824.00 (four hundred fifteen thousand eight hundred and twenty-four/00) due by the Beneficiary to the Agent Bank pursuant to the Fee Letter.

Lastly we confirm that:

(a)           each declaration and guarantee as required by article 13 of the Loan Agreement is dated with today’s date and therefore on the Disbursement Date is true and complete;

(b)           on the date of this letter none of the Significant Events mentioned in article 16 have occurred nor shall occur on the Disbursement Date.

Yours faithfully.

Date and place,

Beneficiary

[•]

ANNEX 4(F)

FEE LETTER

Attn:

Unicredit Corporate Banking SpA

Casalecchio di Reno (Bologna)

Fee Letter

Dear Sirs,

Following agreements reached and with reference to the attached Term Sheet signed on 16 September 2008 by Unicredit Corporate Banking S.p.A. as Lending Party and the undersigned Kemet Corporation as Beneficiary, we confirm the following:

Our company pledged to give you an arrangement fee for the amount of Euro 1,207,490.00 (one million two hundred seven thousand four hundred and ninety/00) in relation to the Loan of Euro 60,000,000.00 (sixty million/00), which you undertook to disburse in our favour, according to the terms and conditions of the Letter of Engagement and of the Term Sheet and of the Loan Agreement which we would sign.

Pursuant to what has been agreed upon, the one-off aggregate fee due to you of Euro 1,207,490.00 (one million two hundred seven thousand four hundred and ninety/00) is paid (or has been paid, as the case may be), with the following modalities:

(i)            Euro 791,666.00 (seven hundred ninety-one six hundred and sixty-six/00) already paid to you;

(ii)           Euro 415,824.00 (four hundred fifteen thousand eight hundred and twenty-four/00) are to be paid to you on the day of the first disbursement of the Loan. You are hereby allowed to withhold such amount from the disbursement.

This letter is governed by Italian law.

Yours faithfully,

Kemet Corporation

ANNEX 4(F)

DISBURSEMENT DECLARATION AND RECEIPT

* * *

For private agreement notarised and apostilled in compliance with the legal system of the Beneficiary and applicable regulations

UniCredit Corporate Banking S.p.A.

Branch of [•]

[•]

The undersigned [•], born in [•] on [•] and domiciled for the position at corporate headquarters who participates in this deed in his/her capacity as [•] of the “[Beneficiary]” (hereafter called the “Beneficiary”) with registered offices in [•],[•], authorised by virtue of [•];

Whereas:

(a)

by means of the agreement stipulated at [•] with signatures authenticated by the notary [•], UniCredit Corporate Banking S.p.A. and the Beneficiary have entered into a loan agreement (“Loan Agreement) for a total amount of Euro [•].00 [•].00 (the “Loan”)

(b)	on [•] the Beneficiary requested disbursement of a Drawdown for a total of Euro [•]

(c)	the completion of the transaction shall take place at a variable interest rate equal to EURIBOR at [•] [•] months raised by an annual increase of [•] bps ([•] basis points) equal to [•]% per annum;

(d)	the Lending Party today disbursed the amount of Euro [•] in favour of the Beneficiary crediting it to current account No. [•] opened by the Beneficiary at the [•];

(e)	The Annual Percentage Rate (APR) is equal to [•] today.

Now therefore, declares and acknowledges the following:

Article 1

The Beneficiary declares that it has received from the Lending Party the sum of Euro [•] on today’s date and hereby issues a full and final receipt to the Lending Party.

The Beneficiary also acknowledges that to date the total debt owed to the Lending Party is equal to Euro [•].

Article 2

The Beneficiary confirms the interest rate and the procedures for the payment of principal and interest and generally all the obligations undertaken with the Loan Agreement.

The Beneficiary specifically confirms the obligation to pay all the interest according to the schedule foreseen in the Agreement according to the periodicity chosen as well as the obligation to fully repay the principal and interest in accordance with the amortisation plan provided for in the Loan Agreement.

Article 3

For the execution of this document and all it entails, the Beneficiary confirms that it has elected domicile in the Loan Agreement in 2835 Kemet Way, Simpsonville, South Carolina 29681, United States of America.

The notary shall issue a notarised copy of this document to the Lending Party.

Article 4

The Beneficiary acknowledges that the disbursement in its favour of the amount equal to Euro 60,000,000.00 (sixty million/00) together with the amount already credited to the Current Account pursuant to annex 3.1, 1.1 paragraph G of the Loan Agreement is [has been] drawn down by the Lending Party on the basis of a specific, irrevocable mandate conferred upon the Lending Party and of an explicit authorisation to debit the Current Account in partial repayment of two previous loans to the Beneficiary of the total amount equal to Euro 96,800,000.00 (ninety-six million eight hundred thousand/00) which shall be understood to be repaid, on this day, for [•].

Article 5

All taxes and expenses referred to in this document are specifically agreed to be for the charge of the Beneficiary. The application of the fiscal treatment under article 15 and thereafter of Presidential Decree no. 601 of 19 September 1973 and following amendments and integrations, is required.

* * * *

Date and place: [•][•]

Beneficiary

[•]

ANNEX 8.2

MANDATORY PREPAYMENT

1.             Mandatory Repayment

The Beneficiary will prepay the entire Loan upon occurrence of the following:

(A)          the Beneficiary’s shares cease to be listed, on a final and permanent basis, on the New York Stock Exchange or other stock exchange or regulated stock market existing in the United States;

(B)           with the exclusion of the Permitted Transactions, sale of all assets, or of a substantial part thereof, considered as a whole, by the Beneficiary and/or a Relevant Subsidiary and/or one of the companies acting as guarantor and/or subject of Guarantees, or suspension or sale of the business by the Beneficiary and/or a Relevant Subsidiary and/or one of the companies acting as guarantor and/or subject of Guarantees; if instead the cases referred to in this point (B) concern the other companies of the Group of the Beneficiary, the circumstances described will constitute the circumstances for mandatory prepayment of the Loan pursuant to article 8.2 (A) if, the Agent Bank believes these to significantly compromise the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

2.             Mandatory Repayment even if only partial

Regardless of any differing provision set forth in this Agreement, even concerning the Permitted Transactions and the Permitted Acts of Disposition, the Beneficiary will allocate and ensure allocation of the amounts listed below to even only partial prepayment of the Loan:

(A)          all the proceeds, net of taxes, collected following assignment of assets, which exceed the amount of USD 5,000,000.00 (five million/00) during a single tax year, with the exception of machinery and other equipment disposed of as part of normal technological replacements and of assignments previously authorised in writing by the Agent Bank, as well as the proceeds arising from the Permitted Transactions (i.e. from the sale of the production plant located in Greenville County, South Carolina, USA, as detailed in point (vii) of the definition of “Permitted Acts of Disposition”). It is understood that in the circumstance outlined in this annex 8.2 (2) (A), the difference between the greater amount collected and USD 5,000,000.00 (five million/00) must be allocated to mandatory repayment even if only partial;

(B)           all the amounts collected by the Beneficiary following repayment of the Intercompany Loans pursuant to the provisions of paragraph 18 of annex 14 of this Agreement.

ANNEX 8.3

PREPAYMENT REQUEST

UniCredit Corporate Banking S.p.A.

[•]Branch

[•]

Re: Notice of prepayment

We refer to the loan agreement dated [•] entered into by certified private agreement notarised by Mr, [•] (the “Loan Agreement”)

The capitalised terms have the same meaning as the corresponding terms found in the Loan Agreement.

Pursuant to article 8.3 of the Loan Agreement, we hereby irrevocably notify you of our intention to exercise the option of prepayment of the Loan for Euro [•] with effect on [•].  We, therefore, undertake to credit this aforementioned sum to the account you indicate and by the specified date.

Yours faithfully

Place and date: [•][•]

The Beneficiary

[•]

ANNEX 13

DECLARATIONS AND GUARANTEES

The Beneficiary declares and guarantees the following to the Lending Party, with explicit agreement that these declarations and guarantees, insofar as applicable, are released on the Stipulation Date and renewed, except for the one provided in paragraph 1 (Company Structure), at each Disbursement Date and at each Interest Payment Date occurring throughout the duration of this Agreement.

1.             Company structure

(i) On the Stipulation Date the company structure of the Group of the Beneficiary is accurately described in the chart provided in annex 12-bis.

(ii) the Beneficiary’s fully subscribed and paid-in share capital is equal to USD 355,869,000.00 as at 30 June 2008, with the understanding that any amendments must be notified to the Agent Bank as soon as they have been publicly notified to all the Beneficiary’s shareholders.

2.             Capacity

The Beneficiary and each company of the Group of the Beneficiary are companies regularly incorporated and in existence pursuant to their respective “Certificates of Incorporation” and/or By-Laws, in accordance with the legal system to which they belong and with full judicial capacity for carrying on the activity currently performed.

3.             Conformity to the corporate purpose; powers; validity and effectiveness of the Financial Documents

(a)           This Agreement is instrumental to achievement of the Beneficiary’s purpose as specified in its corporate purpose.

(b)           The Beneficiary and each of the companies of the Group of the Beneficiary that are party to the Financial Documents have duly conferred the powers to sign the Financial Documents to which they are respectively party.

(c)           the Loan Agreement and the Guarantees are valid and effective.

4.             Authorisations

The stipulation and execution of the Financial Documents to which the Beneficiary and/or the companies of the Group of the Beneficiary are respectively party do not violate any provision of the law or regulations of administrative authorities or other order of any kind that applies to the Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents, nor do they breach the “Certificate of Incorporation” and/or the By-Laws of the Beneficiary and/or of the companies of the Group of the Beneficiary, that are party to the Financial Documents, or other agreements which the Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents, may have with third parties, to such extent as to have a significant adverse effect on the financial position or the trend of the ordinary operations as usually conducted by the Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents. The Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents, have obtained every authorisation, licence, approval or any other act necessary to finalise and execute the Financial Documents to which they are respectively party.

5.             Significant Events

There have been no events involving the Beneficiary and the companies of the Group of the Beneficiary which imply occurrence of a Significant Event.

6.             Litigation

There are no disputes, motions, lawsuits, arbitration, administrative or judicial procedures (even concerning taxes, welfare, healthcare, accident prevention, environment, privacy, anti-money laundering and/or observance of the financial and market laws) in progress or threatened in writing against the Beneficiary and/or the other companies of the Group of the Beneficiary that could significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

7.             Execution of obligations

The Beneficiary and the other companies of the Group of the Beneficiary have:

(a)           correctly fulfilled all the applicable legal obligations, of which failure to fulfil could significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(b)           kept substantially correct accounting;

(c)           performed all applicable administrative obligations (including attainment of any license, authorisation, permit or concession to exercise its typical business) of which failure to fulfil could significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(d)           fulfilled all the duties and obligations of any kind, concerning also taxes and welfare, of which failure to fulfil could significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(e)           fulfilled all welfare and labour law duties and obligations, of which failure to fulfil could significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

(f)            fulfilled the agreements and obligations to which they are or will be party or that bind them or any of their assets, if failure to fulfil could significantly compromise or hinder normal performance of the Beneficiary’s business as carried out at the Stipulation Date or significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan;

8.             Ownership and availability of the assets

Except for Permitted Guarantees, the Beneficiary, the companies of the Group of the Beneficiary and each Relevant Subsidiary have full and exclusive ownership of all real estate, securities, tangible and intangible assets (with the exclusion of patents and other industrial property rights) that appear in the respective financial statements, free from any restraint, charge or third party right, other than those reported in the aforesaid financial statements.

9.             Pari passu

The payment obligations of the Beneficiary pursuant to this Agreement and/or the other Financial Documents are not and will not be deferred in favour of other payment obligations undertaken by the Beneficiary, excepting those with priority assigned by the law applicable to the Beneficiary.

10.          Insolvency

The Beneficiary and the other companies of the Group of the Beneficiary are not insolvent pursuant to the regulations of the US Bankruptcy Code, 11 USC 101(32) or other similar enforceable regulations in accordance with the legal system of the Beneficiary and/or of the companies of the Group of the Beneficiary, such as to significantly compromise the value of the Guarantees or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan. The Beneficiary and the other companies of the Group of the Beneficiary have not been declared bankrupt nor has any action been brought to have them declared bankrupt or to subject them to any other insolvency proceedings or voluntary liquidation.

11.           Correctness and Accuracy of the information

All the declarations and information concerning the Beneficiary and the other companies of the Group of the Beneficiary given and mentioned in the Financial Documents or otherwise provided to the Agent Bank, are truthful, complete and accurate under every substantial aspect on the date they have been provided, while the provisional data is to be considered reasonable according to a prudent appraisal by the Beneficiary, at the date it has been provided, and the Beneficiary has notified the Agent Bank of every substantial update of the aforesaid declarations, information and provisional data that have occurred after the date on which they were provided.

12.           Shareholders loans, inter group loans and bonds

There are no shareholders loans, inter group loans and/or bond issues that have not been entirely subordinated and deferred (for payment of principal, interest and any other amounts) in favour of the Loan.

13.           Inter Group loans

As of this Agreement’s Stipulation Date, all the Inter Group Loans as defined hereunder are valid and effective according to the terms and conditions specified in annex 1.1 to this Agreement.

ANNEX 13-BIS

GROUP OF THE BENEFICIARY

GROUP OF THE BENEFICIARY

KEMET ELECTRONICS CORPORATION

KEMET DE MEXICO, S.A. DE C.V.

KEMET ELECTRONICS (SUZHOU) CO., LTD.

KEMET ELECTRONICS PORTUGAL, S.A.

EVOX RIFA GROUP *

ARCOTRONICS GROUP *

* THE COMPANIES BELONGING TO SAID GROUPS, IDENTIFIED ACCORDING TO THE CRITERION SET FORTH IN THE DEFINITION OF RELEVANT SUBSIDIARIES, WILL BE SPECIFIED AT A LATER DATE BUT BEFORE DISBURSEMENT

ANNEX 14

OBLIGATIONS

Until full discharge of all the Lending Party’s credit claims pursuant to the Financial Documents, the Beneficiary undertakes to fulfil the obligations provided hereunder, with a promise of obligation of third party according to article 1381 of the Italian Civil Code every time an obligation that must be fulfilled by a third party is mentioned.

1.             Documents and corporate compliance and other delivery obligations

(A)          To draw up and deliver and/or ensure drawing up and delivery, to the Agent Bank:

(1)        within 120 (one hundred and twenty) days of the end of every financial year, a copy of the annual report of the Beneficiary, made up of: (i) the annual consolidated financial statements of the Beneficiary, and (ii) a consolidated report of the revenues and a consolidated report of the cash flows of the Beneficiary for such financial year, each of which drawn up in compliance with Rules 3-10 of Regulation S-X, pursuant to the normal practice previously adopted by the Beneficiary (unless otherwise required in order to conform with the results of the auditing company or with changes of Accounting Standards), together with (1) a report prepared by KPMG LLP or other auditing companies of primary level, and (2) a report by such auditing company with reference to the internal audits of the Beneficiary required in compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

(2)        within 60 (sixty) days of the end of the first quarter of each financial year, (i) the consolidated quarterly report of the Beneficiary as at the closing date of such quarter, (ii) a consolidated report of revenues and a consolidated report of the cash flows of the Beneficiary for the period going from the end of the previous financial quarter to the end of such first quarter, and (iii) a consolidated report of revenues and a consolidated report of the cash flows of the Beneficiary for the period going from the closing of the previous financial year to the end of such quarter, each of which drawn up in compliance with Rules 3-10 of Regulation S-X, pursuant to the normal practice previously adopted by the Beneficiary (unless otherwise required in order to conform with the results of the auditing company or with changes of Accounting Standards);

(3)        other information relating to the business, the financial conditions, the management, the performance or the assets of the Beneficiary which the Agent Bank may from time to time reasonably request, provided that such request is not in breach of the prohibitions imposed by current regulations and/or those agreed upon and assumed by the Beneficiary before the Stipulation Date;

(4)        the information which the Beneficiary must supply pursuant to this article shall be construed as supplied on the date in which the Beneficiary sends a notice to the Agent Bank, informing it that such information has been published on the website of the Beneficiary at the following address http://www.kemet.com or at the following site indicated by the Beneficiary http://www.sec.gov. It is understood that, if requested, the Beneficiary shall deliver the Lending Party paper copies of the information referred to in this article after the date above;

(5)        within 20 (twenty) days of the Stipulation Date, final notarial report certifying (i) absence of entries, registrations, encumbrances or other restraints or charges on the Real Estate that may prejudice registration and consolidation of the Real Estate Mortgage and (ii) consolidation of the senior mortgage on land making up the Real Estate Mortgage.

(B)           Full and correct fulfilment of all the obligations provided by applicable laws, of which failure to fulfil may lead to consequences that could significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan, and in particular:

(1)        upkeep of correct accounting in compliance with applicable law, and in constant application of the U.S. GAAP (General Accepted Accounting Principals) for the full duration of the Loan;

(2)        fulfilment of applicable administrative obligations (including the acquisition of any licence, authorisation, permit or concession necessary to run the respective businesses);

(3)        fulfilment of all duties and obligations pertaining to taxes and social security,

provided that breach of the obligations specified in paragraphs (1), (2) and (3) above is such that it would significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

(C)           Provide the Agent Bank with prompt written notice of any amendment to the total share capital compared to the value stated in paragraph of annex 13 to this Agreement.

2.             Clarification

Provided that this is not in breach of the prohibitions imposed by the current regulations and/or those agreed upon or assumed by the Beneficiary before the Stipulation Date, promptly provide the Agent Bank with clarification requested in relation to the documentation and the circumstances mentioned in point 1 of this annex.

3.             Negative pledge

Except for Permitted Guarantees and for the provision of paragraph 8 of this Agreement, not to stipulate and ensure that the other companies of the Group of the Beneficiary do not stipulate commitments or contracts establishing any collateral or personal security (including inter group) in their own or third party interest, without the written consent of the Agent Bank, which shall not be unreasonably denied, and in particular, not to provide and ensure that the other companies of the Group of the Beneficiary do not provide collateral for financial indebtedness other than the Permitted Guarantees and without prejudice to that which proves necessary to execution of the Guarantees.

4.             Pari passu

Ensure that the payment obligations of the Beneficiary pursuant to this Agreement and/or the other Financial Documents are not deferred in favour of other payment obligations undertaken by the Beneficiary and/or the other companies of the Group of the Beneficiary after the Stipulation Date, excepting those with priority assigned by the law applicable to the Beneficiary.

5.             Insurance coverage

Stipulate and maintain, and ensure that the other companies of the Group of the Beneficiary stipulate and maintain, insurance coverage that is adequate to the typical respective business and the goods and assets of each of the companies of the group of the Beneficiary, in compliance with the policies of adequate risk coverage normally recommended for the sector in which the Beneficiary and the companies of the Group of the Beneficiary operate, and specifically on the Real Estate, on real estate owned by the Beneficiary and/or by companies of the Group of the Beneficiary and on capital goods.

Upon the Agent Bank’s request, the Beneficiary must provide copy of all the insurance coverage in place from time to time.

6.             Fixed Assets

(A)          Except for Permitted Acts of Disposition, not to sell, disinvest or release, under any form, and ensure that the other companies of the Group of the Beneficiary do not sell, disinvest or release, under any form, corporate fixed assets (or groups of fixed assets) even if these have been acquired after the Stipulation Date and including credits and financial and/or intangible assets, without the prior written consent of the Agent Bank, which shall not be unreasonably denied.

(B)           Pay and ensure that all taxes and charges necessary to keep the intangible assets of the companies of the group of the Beneficiary are paid and in general do what is necessary or useful to maintain their efficacy for the full duration of the Loan, where failure to do so may significantly compromise (i) the value of the Guarantees and/or (ii) Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

(C)           Except for Permitted Acts of Disposition, not to grant and ensure that, unless there is prior written consent of the Agent Bank, which shall not be unreasonably denied, the licences to use the intangible assets of the companies of the Group of the Beneficiary are not granted unless it is part of the typical business of the companies.

The Agent Bank undertakes to assess, at is own discretion, Swap Transactions.

7.             Extraordinary and/or significant operations

Not to approve or execute and ensure that the companies of the Group of the Beneficiary do not approve or execute company acquisition transactions without the Agent Bank’s prior written consent (which shall not be unreasonably denied) and, except for Permitted Transactions and Permitted Acts of Disposition (which however must always be promptly communicated to the Agent Bank), not to approve or execute and ensure that the companies of the group of the Beneficiary do not approve or execute extraordinary or significant operations, such as merely for example, mergers, demergers, transformations, changes to the corporate purpose and transfer abroad of the corporate office, creation of assets destined to specific business or similar legal entity in the legal system to which the reference company belongs and other changes to the typical business of the Beneficiary and/or the other companies of the Group of the Beneficiary unless there is written consent of the Agent Bank, which shall not be unreasonably denied.

8.             Financial indebtedness

Not to incur and ensure that the other companies of the Group of the Beneficiary do not incur, after the Stipulation Date, and without the prior written consent of the Agent Bank, which shall not be unreasonably denied, secured financial indebtedness toward other banks and other financial subjects different from the Lending Party. It is understood that the Beneficiary may incur, for requirements relating to the Beneficiary’s current assets new financial indebtedness secured through guarantees created on trade receivables and inventory (excluding assets within European territory) provided that their duration does not exceed 18 (eighteen) months less one day.

9.             By-Law amendments

Provide the Agent Bank with timely notice of the changes made to the “Certificate of Incorporation” and/or the By-Laws of the Beneficiary and ensure that changes are not made to the by-laws of Kemet Electronics, Arcotronics Industries and Arcotronics Italia, without the Agent Bank’s prior written consent, which shall not be unreasonably denied.

10.           Disputes

Provide the Agent Bank with timely notice of the legal disputes, actions, requests and/or claims attempted or threatened in writing by third parties against the Beneficiary and the companies of the Group of the Beneficiary, the outcome of which could significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

11.           Communications

Provide the Agent Bank with timely notice of the events that lead to mandatory prepayment as provided by article 8.2 and/or the Significant Events.

12.           Access

If a Significant Event occurs, upon prior written request submitted to the Beneficiary and/or to the companies of the Group of the Beneficiary, that are party to the Financial Documents, by the Agent Bank at least 5 (five) Working Days before the date scheduled for control, ensure that one or more representatives or advisors of the Agent Bank have access to assets, books, accounting records, offices and other places where the Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents, carry out their business and may inspect these documents during normal business hours, doing all that proves necessary (without prejudice to the restraints imposed by provisions of the law) to facilitate the work of said representatives or advisors, to verify the fulfilment on part of the Beneficiary and/or of the companies of the Group of the Beneficiary, that are party to the Financial Documents, of the obligations undertaken in accordance with the Financial Documents and the observance of the declarations and guarantees provided in accordance with the Financial Documents, and in any case, provided that the people accessing the places in which the Beneficiary and/or the companies of the Group of the Beneficiary, that are party to the Financial Documents, perform their operations pursuant to this paragraph 12 (Access) sign a confidentiality agreement with a text that meets with the Beneficiary’s approval.

13.           Loan Guarantees

Create, consolidate and conserve, and ensure creation, consolidation and conservation, at its own expense and according to the terms set forth in the governing contracts, of the Guarantees and the rights created therewith, extending and ensuring extension of said rights where provided by the Guarantees and refrain and ensure refraining from performance of activities that may significantly compromise the value of the Lending Party’s Guarantees and the rights arising therefrom pursuant to the Financial Documents.

14.           Channelling

Ensure that all transfers of funds between the Beneficiary, Arcotronics Italia and Arcotronics Industries as well as those between the latter two companies and their respective subsidiaries, occur through current accounts held at banks belonging to the UniCredit Group.

15.           Financial Covenants

For the full duration of the Loan, comply with the Financial Covenants specified in annex 14 bis to the Agreement,

It is understood that in the event of the Beneficiary’s failure to comply with the Financial Covenants as determined from time to time, the Agent Bank will be entitled to increase the Margin up to a maximum of 250 bps, also reserving the right to consider said breach, from time to time, as Significant Event pursuant to this Agreement.

It is understood that the first determination of the Financial Covenants will occur on 30 June 2009.

17.          Granting of loans and guarantees

Not to grant and ensure that other companies of the Group of the Beneficiary do not grant inter group loans (unless the Agent Bank deems these to be provided at arm’s length conditions), without the Agent Bank’s prior written consent, which shall not be unreasonably denied and without prejudice to that which has been implemented pursuant to the Financial Documents and provided that this does not significantly compromise the Guarantees and/or the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

18.          Inter Group Loans

Ensure that the liquidity of the related companies of the Group of the Beneficiary is used, subject to the Agent Bank’s written consent, which shall be unreasonably denied, for repayment of the respective Inter Group Loans upon their expiry, in such a way that the shareholders’ loans granted by the Beneficiary in favour of the companies of the Group of the Beneficiary are repaid to the Beneficiary and the related amounts are then promptly allocated by the Beneficiary to prepayment of the Loan.

ANNEX 14 BIS

FINANCIAL COVENANTS

from 2008 to 2013

Fixed Charge Cover Ratio:	> 2.0
minimum EBITDA:	USD 60,000,000,00 (sixty million/00)
Maximum Capital Expenditure:	< 100% of depreciation quota (depreciation expense)

ANNEX 15.3

Creation of mortgage

 [•]

ANNEX 15.3 BIS

LIST OF REAL ESTATE

[•]

ANNEX 16

SIGNIFICANT EVENTS

Every single event, fact or circumstance listed below is a Significant Event pursuant to and for the purposes of article 16 of the Loan Agreement.

1.             Cases of enforcement of the acceleration clause

The occurrence of any of the circumstances mentioned in article 1186 of the Italian Civil Code, to which occurrence of any of the situations listed in paragraphs 2, 3, 4, 5, 6, 7, 8 and 9 below of  this annex 16 is generally recognised as equal.

2.             Dissimilarity from documentary evidence

The substantive dissimilarity of the real juridical, financial, capital, corporate or economic situation of the Beneficiary from the situation portrayed in the documentation presented or that will be presented by the Beneficiary, even periodically, to the Agent Bank and that can have adverse consequences such as to significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

3.             Suspension, interruption or changes in the typical business activity

(A)          If the Beneficiary and/or other Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees have: (i) suspended their ordinary business activity for more than 30 (thirty) Working Days during a financial year.

(B)          Insolvency of the Beneficiary and/or other Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees pursuant to the regulations set forth in the US Bankruptcy Code, 11 USC 101(32) or to other similar regulations applicable pursuant to the legal system of the Beneficiary and/or of other companies of the Group of the Beneficiary, except if the parties concerned or a third party pays the debt that caused the insolvency within 15 (fifteen) Working Days.

(C)          With respect to the Beneficiary and/or other Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees,  occurrence, pursuant to the jurisdiction to which they are subject (i) of losses equalling at least one third of the share capital alone (i.e. reduction of share capital) and/or (ii) of one of the situations set forth in Article 2447 of the Italian Civil Code, provided that such circumstances may significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure  prompt and regular repayment of the Loan, provided that these situations are not remedied and/or covered within 60 (sixty) Working Days of their occurrence.

4.             Bankruptcy Proceedings, winding up, and transfer to creditors

(A)          The filing of a bankruptcy petition, or other petition of similar effect pursuant to the jurisdiction to which they are subject, upon the Beneficiary and/or the other companies of the Group of the Beneficiary, without prejudice to the effects, in the cases provided, of enforceability of the bankruptcy petition over that of the request for termination.

(B)          The establishment of insolvency proceedings other than bankruptcy, on the Beneficiary and/or the other companies of the Group of the Beneficiary, whether self petitioned or from a third party, or proceedings with similar effects to insolvency proceedings, such as the request by the mass of creditors of compositions or also extra-judicial moratoriums (or any other similar action or procedure brought in the jurisdiction to which they are subject).

(C)          Except for Permitted Transactions, the voluntary winding up of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of

Guarantees or the assignment to creditors of the whole business of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees (or any other similar action or procedure brought in the jurisdiction to which they are subject).

This article does not apply to a bankruptcy petition (or any other similar action or procedure undertaken in the jurisdiction to which they are subject) which results patently unfounded and inequitable and is disputed in good faith, or that is rejected or withdrawn within 60 (sixty) Working Days from its introduction.

5.             Enforcement proceedings and other legal measures

(A)          The inception of enforcement proceedings, that is the execution of protective or judicial attachments on the assets of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees (or any other similar action or procedure taken in the jurisdiction to which they are subject), which can significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan, unless the proceeding is refuted in good faith or is either rejected or renounced or the attachment order is revoked within 120 (one hundred and twenty) days of issue; the execution of attachment orders on the assets of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees.

(B)           The issue of a provisionally enforceable judgment in civil proceedings or other provisionally enforceable judgments issued by administrative court and/or sentences of warning nature that are temporarily effective and/or preventive orders (including protective and judicial attachments), attachments or urgent measures of any kind (or any other similar action or procedure taken in the jurisdiction to which they are subject) which can significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan, and/or criminal convictions against the directors of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees (or any other similar action or procedure taken in the jurisdiction to which they are subject) for offences that are relevant to the exercise of business activities of the Beneficiary, such as false corporate reporting, false corporate reporting to the detriment of shareholders or creditors (or any other similar offences pursuant to the jurisdiction to which they are subject).

6.             Worsening of credit position

Regardless of the provisions of paragraph 5 (Enforcement proceedings and other provisions of judiciary nature) of this annex, the occurrence of events that can significantly compromise the financial, economic, asset or operating situation of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees and significantly compromise (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

7.             Non truthful and incomplete declarations and guarantees

The substantial non truthfulness and incompleteness of all or part of one or more of the declarations and guarantees in annex 13, during the efficacy of the Agreement and/or the other Financial Documents, that significantly compromises (i) the value of the Guarantees and/or (ii) the Beneficiary’s ability to ensure prompt and regular repayment of the Loan.

8.             Failure to fulfil contractual obligations

Failure on the part of the Beneficiary or, where applicable, of the other companies of the Group of the Beneficiary to ensure full and punctual performance (this being equal to non occurrence of the promise of obligation of third party) of one or more of the obligations listed in annex 14.

9.             Non-payment or delayed payment

Failure to fulfil within 5 (five) Working Days of the related expiry one or more of the obligations set forth in annex 14 or delay of more than 15 (fifteen) Working Days in the full and punctual payment by the Beneficiary of the principal, interest and default interest, or in any other payment to be made pursuant to the Agreement and/or the other Financial Documents, without prejudice, with regard to Facility A, of the provisions of article 40, sub-section II, of the Consolidated Banking Act.

10.          Destination of the Loan

The Beneficiary’s failure to comply with the obligations provided for by article 2.3 of the Agreement.

11.          Cross-default

In relation to any financial indebtedness to which a member of the Group of the Beneficiary is party (excepting the financial indebtedness of the companies of the Group of the Beneficiary other than the Beneficiary, Kemet Electronics, Arcotronics Italia and/or Arcotronics Industries of less than USD 250,000.00 (two hundred and fifty thousand/00), in which case the circumstances set forth in points (A) and (B) below will be relevant for the purposes of this article only if they are not remedied within 30 (thirty) days of the declaration referred to in point (A) or if the request referred to in point (B) is not revoked within the same term), other than the Loan:

(A)                               the enforcement of the acceleration clause for the Beneficiary and/or other companies of the Group of the Beneficiary is declared owing to a breach by the Beneficiary and/or other companies of the Group of the Beneficiary, pursuant to any financial agreement between banks or financial institutions (including factoring and leasing companies) on one side and the Beneficiary and/or the other companies of the Group of the Beneficiary on the other, or

(B)                                 the Beneficiary and/or other companies of the Group of the Beneficiary receive a prepayment request from banks or financial institutions (including factoring and leasing companies) following termination or withdrawal due to breach by the Beneficiary or for other cause ascribable to the Beneficiary.

12.          Illegality and other events relating to the Financial Documents

(A)          The illegality for the Lending Party to fulfil the obligations provided by the Loan Agreement and/or the illegality of the Loan (including its fulfilment) occurred after the Stipulation Date that has been brought to attention and enforced for any possible reason.

(B)           The lapse, termination, annulment or declaration of nullity, inexistence or invalidity of the Financial Documents, that has occurred after the Stipulation Date, that has been brought to attention and enforced for any possible reason.

13.          Audit Opinion

The non release by the auditing company in charge of the accounting audit of the Beneficiary and/or Relevant Subsidiaries and/or the companies acting as guarantor and/or subject of Guarantees of the audit opinion on the financial statements, or the release of an adverse opinion.

14.          Failed execution, reduction of the value or default on the Guarantees

Failed execution, reduction of the value or default on the Guarantees, without provision by the Beneficiary for their replacement and/or integration with new guarantees of which the content and value meet with the Lending Party’s approval, within the time limit granted by the latter,

15.                               Financial Covenants, significant transactions and amendments to the by-laws

Failure to fulfil the obligations specifically relating to the Financial Covenants, significant transactions and/or amendments to the by-laws, in accordance with the provisions of paragraph 15 of annex 14.

ANNEX 22.8

DEED OF ASSIGNMENT OF THE LOAN AGREEMENT

BETWEEN

[LENDING BANK], [•] branch, with registered office in [•], Via [•], fully paid-in share capital of Euro [•].00 ([•].00), Bank enrolled in the Register of Banks and member of the Banking Group – Register of Banking Groups Code [•], enrolled at the Register of Companies of [•] at number [•], fiscal code and VAT no. [•], duly represented for the purposes of this deed (“Assignor”);

AND

[NEW LENDING BANK], with registered office in [•], Via [•], fully paid-in share capital of Euro [•],00 ([•],00), Bank enrolled in the Register of Banks and member of the Banking Group – Register of Banking Groups Code [•], enrolled at the Register of Companies of [•] at number [•], fiscal code and VAT no. [•], duly represented for the purposes of this deed (“Assignee”)

WHEREAS:

(A)          “[•] S.p.A.”, with registered office in [•], Via [•] [•], fully paid-in share capital of Euro [•].00 ([•].00), fiscal code, VAT no. and enrolment in the Milan Register of Companies at no. [•] (hereinafter referred to as “Beneficiary” or even “Beneficiary”) on [•] entered into with UniCredit Corporate Banking S.p.A., [•], [•], [•] and [•] (hereinafter “Lending Banks” and “Lending Party” and the first even “Agent Bank”) a loan agreement by private agreement certified by Notary Public [•] (hereinafter the “Loan Agreement” of which certified copy is attached hereto under letter “A”) against which the Lending Party has undertaken to grant a  loan of up to the maximum amount of [•].00 ([•].00) (the “Loan”);

(B)           pursuant to article 0 (It is understood that, even in derogation of any provision to the contrary that may be contained in the Financial Documents, no charge for taxes, duties and expenses (including the related Costs) will be owed by the Beneficiary in relation to assignment by a Lending Party.

 ASSIGNMENTS AND TRANSFERS) of the Loan Agreement, the Lending Party is entitled at any time to fully or partially assign to another bank all or some of its credits, rights, benefits and obligations pursuant to the Loan Agreement and/or the other Financial Documents (as defined in the Loan Agreement), or its position in the Loan Agreement and/or in the other Financial Documents;

NOW THEREFORE, THE ASSIGNOR AND THE ASSIGNEE HEREBY AGREE AS FOLLOWS

1.             RECITALS AND ANNEXES

The recitals and annexes form an integral and substantive part of this document.

a)             INTERPRETATION

1. 1          The terms indicated with a capital letter will have the meaning attributed thereto in the Loan Agreement and/or in the other Financial Documents unless a different meaning has been attributed thereto within the scope of this Agreement.

1.2           It is understood that, in this document, where the context so requires, the terms defined and indicated with a capital letter in the singular will include the plural and vice versa.

b)                                      PURPOSE OF THE ASSIGNMENT

1.3                                 Pursuant to the provisions of article 0 (It is understood that, even in derogation of any provision to the contrary that may be contained in the Financial Documents, no charge for taxes, duties and expenses (including the related Costs) will be owed by the Beneficiary in relation to assignment by a Lending Party.

1.4                                 ASSIGNMENTS AND TRANSFERS) of the Loan Agreement, the Assignor hereby [partially/fully] assigns to the Assignee, who accepts, its position within the Loan Agreement, including the credits, rights (even guarantee rights), benefits and obligations arising therefrom, for a total share equal to [•]% ([•] percent) of the Loan, equal to Euro [•].00 ([•].00) (the “Assignment”).

1.5                                 As consideration for the Assignment, when entering into this agreement, the Assignee makes a payment of Euro [•].00 ([•].00), in favour of the Assignor.

1.6                                As a result of the Assignment, the Assignee takes on the capacity of “Lending Bank” in relation to the Loan and pursuant to the Coordination Agreement and succeeds on a pro-rata basis to the Assignor’s contractual position, and specifically, to all its rights, credits, guarantees and obligations arising from the Loan Agreement and still to be exercised or executed with regard to the Beneficiary, the Agent and the other Lending Banks, including the rights arising from the Guarantees.

c)             ENTRY INTO EFFECT OF THE ASSIGNMENT

This Assignment will enter into effect from the effective date of the Assignment pursuant to and for the purposes of article 0 (It is understood that, even in derogation of any provision to the contrary that may be contained in the Financial Documents, no charge for taxes, duties and expenses (including the related Costs) will be owed by the Beneficiary in relation to assignment by a Lending Party.

(ASSIGNMENTS AND TRANSFERS) of the Loan Agreement. Hence the Loan interest for the portion to which this Assignment refers and relating to the period from [•] to the effective date of this Assignment, will be due to the Assignee only.

d)             COMMUNICATIONS

1.7           For the purposes of this Agreement, the Parties elect domicile at the addresses respectively indicated below. Any communication relating to this Agreement and to the Guarantees created pursuant thereto, including notification of any legal and/or trial documents, including enforcement documents, relating to this Agreement and to the rights ensuring therefrom, may be forwarded to said elected domicile

1.8           All communications, documents and requests provided pursuant to this Agreement, the Loan Agreement and/or the other Financial Documents must be provided in writing and, unless otherwise agreed, may also be provided by registered letter with advice of receipt or fax to the following addresses of the Parties, or to those (provided they are in Italy) specified in writing as replacement at a later date by each of the Parties to all the others.

[•]

[•]

Fax [•]

To the kind attention of Mr. [•]

1.9           The communications received on a day that is not a Working Day or after 5 p.m. on a Working Day or 1 p.m. on a half-working day will be considered received on the Working Day immediately after.

e)             COSTS

The costs and charges of any nature (including fiscal) relating to this Assignment will be borne by the Assignee.

f)             GOVERNING LAW AND JURISDICTION

(i) Governing Law

This Assignment is governed by and interpreted according to Italian law

(ii) Jurisdiction

Any dispute arising from the interpretation, effect, validity, conclusion, execution or termination of this Assignment or in any way related thereto will be submitted to the exclusive jurisdiction of the Court of Verona, without prejudice to the right of each Lending Bank to bring action against the Beneficiary before any other competent court.

* * * *

Place and date: [•],[•]

The Assignor [•]	The Assignee [•]

LIST OF ANNEXES (certified copies):

Annex 1:	Loan Agreement

Annexes 2, 3, 4, ..:	Guarantees